                                                                     EXHIBIT 2.1


                              DATED: August 4, 1998





                       BOWATER PULP AND PAPER CANADA INC.



                              BOWATER INCORPORATED



                            WEYERHAEUSER CANADA LTD.



                              WEYERHAEUSER COMPANY





                            -------------------------

                            ASSET PURCHASE AGREEMENT

                            -------------------------




                                 FRASER & BEATTY
                                  P.O. Box 100
                            One First Canadian Place
                                Toronto, Ontario
                                     M5X 1B2

                                McCARTHY TETRAULT
                                   Suite 4700
                           Toronto-Dominion Bank Tower
                             Toronto Dominion Centre
                                Toronto, Ontario
                                     M5K 1A2


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                                TABLE OF CONTENTS


                                    ARTICLE 1

                                 INTERPRETATION

1.1     Definitions..........................................................2
1.2     Gender and Number...................................................13
1.3     Currency............................................................13
1.4     Accounting Principles...............................................13
1.5     Headings............................................................14
1.6     Contra Proferentum..................................................14
1.7     Tax Definitions.....................................................14

                                    ARTICLE 2

                                    SCHEDULES

2.1     Description of Schedules............................................15

                                    ARTICLE 3

                         AGREEMENT OF PURCHASE AND SALE

3.1     Property and Assets to be Purchased and Sold........................16
3.2     Excluded Assets.....................................................19
3.3     Non-Transferable Assets.............................................20
3.4     Cutpaper Agreement..................................................22
3.5     Guarantee of Weyerhaeuser...........................................22
3.6     Guarantee of Bowater................................................23

                                    ARTICLE 4

                                 PURCHASE PRICE

4.1     Purchase Price......................................................24
4.2     Preparation of Closing Working Capital Amount Calculation...........24
4.3     Payment of Working Capital Adjustment to the Purchase Price.........26
4.4     Transfer Taxes......................................................27

                                    ARTICLE 5

                              LIABILITIES OF VENDOR

5.1     Assumed Liabilities and Excluded Liabilities........................27
5.2     Third Party Fibre Supply Obligations................................29
5.3     Inter-Division Accounts.............................................30

                                    ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

6.1     Representations and Warranties of the Vendor........................30
6.2     Survival of Representations and Warranties of the Vendor............30

                                    ARTICLE 7

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

7.1     Representations and Warranties of the Purchaser and Weyerhaeuser....31
7.2     Survival of Representations and Warranties of the
        Purchaser and Weyerhaeuser..........................................31

                                    ARTICLE 8

               ACTIVITIES OF THE VENDOR PRIOR TO THE CLOSING DATE

8.1     Operation of Business...............................................32
8.2     Union Negotiations..................................................34


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                                      ii.

8.3     Notice of Change....................................................35
8.4     Fulfilment of Conditions............................................35
8.5     Amendment of Disclosure Statement...................................35
8.6     Access to Management................................................35
8.7     Avenor America Inc..................................................36
8.8     Realty Taxes........................................................36
8.9     Future Investigations...............................................36
8.10    Applications Under the Land Titles Act..............................37
8.11    Employee List.......................................................37

                                    ARTICLE 9

                ACTIVITIES OF THE PURCHASER PRIOR TO CLOSING DATE

9.1     Notice of Change....................................................37
9.2     Fulfilment..........................................................38
9.3     Confidentiality.....................................................38

                                   ARTICLE 10

                                  ENVIRONMENTAL

10.1    Environmental Investigations........................................38
10.2    Draft Report........................................................39
10.3    Access to Real Property.............................................39
10.4    Conduct of the Work.................................................39
10.5    Cost Sharing........................................................40
10.6    Dispute Resolution..................................................41
10.7    Environmental Indemnity.............................................42

                                   ARTICLE 11

                          EMPLOYEE AND PENSION MATTERS

11.1    Employees...........................................................42
11.2    Employee Benefit Plans..............................................44
11.3    Pension and Retirement Plans........................................44
11.4    U.S. Employees......................................................51

                                   ARTICLE 12

             BULK SALES ACT; INVESTMENT CANADA ACT; COMPETITION ACT;
                         HART-SCOTT-RODINO ANTITRUST ACT

12.1    Bulk Sales Act Waiver...............................................52
12.2    Investment Canada Act...............................................52
12.3    Competition Act (Canada)............................................53
12.4    Hart-Scott-Rodino Antitrust Act.....................................53

                                   ARTICLE 13

                        PURCHASER'S CONDITIONS OF CLOSING

13.1    Conditions for the Benefit of the Purchaser.........................54
13.1.1  Truth of Representations and Warranties of the Vendor...............55
13.1.2  Performance of Covenants, etc. by the Vendor........................56
13.1.3  Corporate Consents, etc.............................................56
13.1.4  No Action Taken Restricting Sale....................................57
13.1.5  Forestry Consents...................................................57
13.1.6  Fibre Supply Agreements.............................................57
13.1.7  Shared Services Agreement...........................................58
13.1.8  No Material Adverse Change..........................................58
13.1.9  Planning Act........................................................58
13.1.10 Retail Sales Tax Act................................................59
13.1.11 Form of Documents...................................................59
13.1.12 Transfer of Real Property...........................................59
                                      iii.

13.2    Non-Fulfilment of Conditions, etc. for the Benefit of the Purchaser.60

                                   ARTICLE 14

                         VENDOR'S CONDITIONS OF CLOSING

14.1    Conditions for the Benefit of the Vendor............................61
14.1.1  Truth of Representations and Warranties of the Purchaser............61
14.1.2  Performance of Covenants, etc. by the Purchaser.....................62
14.1.3  Consents, etc.......................................................62
14.1.4  No Action Taken Restricting Sale....................................63
14.1.5  Fibre Supply Agreements.............................................63
14.1.6  Pulp Supply Agreement...............................................63
14.1.7  Form of Documents...................................................63
14.2    Non-Fulfilment of Conditions etc. for the Benefit of the Vendor.....63

                                   ARTICLE 15

                              CLOSING ARRANGEMENTS

15.1    Date, Time and Place of Closing.....................................64
15.2    Closing Arrangements................................................64
15.2.1  Purchase and Sale of Purchased Business and Purchased Assets........65
15.2.2  Delivery of Closing Documents.......................................65
15.2.3  Actual Possession...................................................65
15.2.4  Payments............................................................66
15.2.5  Tender..............................................................66

                                   ARTICLE 16

                                  RISK OF LOSS

16.1    Risk of Loss........................................................66
16.2    Expropriation.......................................................67

                                   ARTICLE 17

                              CONDUCT AFTER CLOSING

17.1    Taxes...............................................................68
17.2    Maintenance and Access to Records...................................68
17.3    Intentionally Deleted...............................................68
17.4    Non-Competition.....................................................69
17.5    License to Use Avenor Name..........................................69
17.6    Reservation to Easement to Mercury Parcel...........................70

                                   ARTICLE 18

                                 INDEMNIFICATION

18.1    By Vendor...........................................................71
18.2    By Purchaser........................................................72
18.3    Limitation of Indemnity.............................................72
18.4    Notice and Defense; Costs of Defense................................73
18.5    Other...............................................................75

                                   ARTICLE 19

                                  MISCELLANEOUS

19.1    Brokerage, Commissions, etc.........................................75
19.2    Further Assurances..................................................76
19.3    Dispute Resolution..................................................76
19.4    Announcements.......................................................79
19.5    Notices.............................................................80
19.6    Time of the Essence.................................................82
19.7    Costs and Expenses..................................................82
19.8    Applicable Law......................................................82
                                      iv.

19.9    Entire Agreement....................................................82
19.10   Assignment..........................................................83
19.11   Parties in Interest.................................................83
19.12   Third Parties.......................................................83
19.13   Counterparts and Facsimile..........................................84

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made this 4th day of August, 1998 by and between BOWATER PULP AND PAPER CANADA INC., a corporation incorporated under the laws of Canada (formerly known as Avenor Inc.) (hereinafter called the "Vendor"), BOWATER INCORPORATED, a corporation incorporated under the laws of Delaware (hereinafter "Bowater"), WEYERHAEUSER CANADA LTD., a corporation incorporated under the laws of the Province of British Columbia (hereinafter called the "Purchaser") and WEYERHAEUSER COMPANY, a corporation incorporated under the laws of Washington (hereinafter called "Weyerhaeuser").


                                   BACKGROUND

         WHEREAS the Vendor carries on, among other businesses, the business of manufacturing and selling uncoated free sheet paper, kraft pulp and softwood lumber;

         AND WHEREAS the Purchaser desires to purchase and the Vendor desires to sell substantially all the property and assets owned by the Vendor or any of its Affiliates and used by or in connection with the Business (as hereinafter defined) for the purchase price and, the assumption of certain of the Vendor's liabilities set forth below, subject to the terms and conditions hereinafter set forth;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements, warranties and payments hereinafter set forth, the parties hereto agree as follows:

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                                       2.


                                    ARTICLE 1

                                 INTERPRETATION


1.1      Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

"Access Agreement" has the meaning ascribed to such term in Article 10.

"Accounting Referee" has the meaning ascribed to such term in Section 4.2.

"Accounts Receivable" has the meaning ascribed to such term in Paragraph 3.1(v).

"Adjusted Purchase Price" has the meaning ascribed to such term in Section 4.1.

"Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

"Agreement" means this asset purchase agreement including the schedules to this Agreement and any instrument amending this Agreement as referred to in Section 19.9; "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to a particular article or section or paragraph or schedule; and the expression "Article" or "Section" or "Paragraph" or "Schedule" followed by a number means and refers to the specified article or section or paragraph or schedule of this Agreement.

"Articles of Incorporation" means the original or restated articles of incorporation, articles of amalgamation, articles of arrangement, articles of continuance, articles of reorganization, articles of revival, letters patent, memorandum of agreement, special act or statute and any other instrument or constating document by or pursuant to which a corporation is incorporated or comes into existence; and "Articles of Amendment" has a corresponding meaning.

                                       3.


"Assumed Liabilities" has the meaning ascribed to such term in Section 5.1.

"Avenor Marks" has the meaning ascribed to such term in Section 17.5.

"Balance Sheet" means the unaudited statement of net assets included in the Interim Financial Statements.

"Bulk Sales Act" means the Bulk Sales Act (Ontario).

"Business" means the following businesses currently carried on by the Vendor:

         (a) the manufacturing and sale of uncoated free sheet paper, including cut-size, folio and rolls, from a paper mill located in Dryden, Ontario;

         (b) the manufacturing and sale of pulp from a kraft pulp mill located in Dryden, Ontario;

         (c) the manufacturing and sale of lumber and by-products, including without limitation, sawdust, woodchips and shavings from a studmill located in Dryden, Ontario;

         (d) the manufacturing and sale of lumber and by-products, including without limitation, sawdust, woodchips and shavings from a sawmill located in Ear Falls, Ontario;

         (e) the growing and harvesting of timber and operations associated therewith on timberlands owned or licensed by the Vendor; and

         (f) the White Paper Group office located in Brampton, Ontario and other white paper group sales offices.

"Business Day" means a day other than a Saturday, Sunday or any other day on which the principal banks located at the city of New York are not open for business during normal banking hours.

"Claim" means any written demand, claim, counterclaim, crossclaim, suit, action, cause of action or proceeding by any Person which has been delivered to the intended recipient.

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                                       4.


"Claim Notice" means written notification as to which indemnity for a Claim or Loss under Article 18 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and describing in reasonable detail the nature of and basis for such Claim or Loss, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith by the party giving such written notification, of such Claim or Loss.

"Closing" means the completion of the transaction herein contemplated, including the sale to and purchase by the Purchaser of the Purchased Assets hereunder as herein contemplated.

"Closing Date" means the last day of a calendar month during which all conditions set forth in this Agreement are satisfied or have been waived in accordance with the terms of this Agreement but not later than November 30, 1998 unless unanimously agreed upon by all parties hereto, and on which Closing occurs.

"Closing Working Capital Amount" means the Working Capital of the Business as calculated in accordance with Section 4.2.

"Confidentiality Agreement" means the confidentiality agreement entered into by Bowater and Weyerhaeuser on June 12, 1998.

"Contract" has the meaning ascribed to such term in Paragraph 3.1(vii).

"Current Assets" means the amount, determined in accordance with GAAP, of the following items which are shown on the applicable balance sheet relating to the
Business: Accounts Receivable; Inventories; and other current assets.

"Current Liabilities" means the amount, determined in accordance with GAAP, of the following items which are shown on the applicable balance sheet relating to the Business: accounts payable, accrued liabilities and other current liabilities.

"Cutpaper Agreement" means the agreement known as such to the parties.

                                       5.


"Disabled Non-Union Employees" means Employees, excluding Union Employees, who are, as at the Closing Date, in receipt of or entitled to receive short or long term disability benefits under benefit plans of the Vendor or pursuant to workers' compensation legislation.

"Disclosure Statement" means the statement setting forth a description of various Purchased Assets, Excluded Assets, Assumed Liabilities, Excluded Liabilities, Contracts, Leases and exceptions to the representations and warranties prepared by the Vendor and delivered by the Vendor to the Purchaser on the date hereof.

"Draft Report" has the meaning ascribed to such term in Article 10.

"Ear Falls Plan" has the meaning ascribed to such term in Paragraph 11.3(a).

"Effective Time" means 12:01 a.m. on the Closing Date.

"Eligible Environmental Cost(s)" means any cost or expense expended, incurred or assumed that meets the criteria provided below:

         (a) The cost or expense of the Environmental Investigation, provided that Eligible Environmental Cost shall not include any cost or expense in excess of $250,000 relating to the Environmental Investigation;

         (b) The cost or expense of planning, engineering, monitoring, testing and analysis, construction, equipment or goods necessary to allow the Purchased Assets to operate in compliance with or to meet applicable Environmental Laws that are in lawful effect on the Closing Date.

         (c) Costs incurred by reason of an act or omission which occurred prior to the Effective Time including, by way of example but not of limitation:

                  (i) remediation, restoration and replacement of contaminated soil;

                  (ii) ground or surface water withdrawal, treatment and discharge;

                                       6.


                  (iii) treatment or disposal of PCBs and PCB-containing equipment; and

                  (iv) purchase or installation of equipment to reduce or alter or re-direct pollutants in exhaust gas streams emitted or discharged from manufacturing or production equipment or systems or units.

         (d) The Voluntary Abatement Program outlined in the letter dated June 24, 1998 from the Vendor to the Ministry of the Environment.

         (e) Fees for legal services incurred to respond to Enviromental Laws applicable for the purpose of incurring Eligible Environmental Costs.

"Employee Benefits" means:

                  (i) salaries, supplementary unemployment benefits, wages, bonuses, vacation entitlements, commissions, fees, stock option plans, stock purchase plans, incentive plans, deferred compensation plans, profit-sharing plans and other similar benefits, plans or arrangements; and

                  (ii) insurance, health, welfare, disability, pension, retirement, travel, hospitalization, medical, dental, legal, counselling, vision care and other similar benefits, plans or arrangements.

"Employees" means all those employees who are employed by the Vendor in the Business on the Closing Date.

"Encumbrance" means any mortgage, hypothec, security interest, servitude, pledge, privilege, assignment, lien, charge, whether fixed or floating, easement, adverse claim, conditional sale agreement, security agreement or other encumbrance or other security arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement or any financing lease) whether or not filed, recorded or otherwise perfected under the applicable laws of any jurisdiction.

                                       7.


"Environmental Consultant" and "Environmental Investigation" shall have the respective meanings ascribed to such terms in Article 10.

"Environmental Laws" means all federal, provincial, local or municipal laws, regulations, notices, directives, criteria, demands, codes, standards, orders, permits, licenses, certificates, or approvals, domestic or foreign of any government authorities or rule of common law, relating to environmental matters.

"Estimate" has the meaning ascribed to such term in Article 10.

"Excluded Assets" means the property and assets referred to in Section 3.2.

"Excluded Employees" means those certain Employees to be designated by the Purchaser during the Interim Period, not to exceed twenty (20) in number.

"Excluded Liabilities" means all liabilities of the Vendor and its Affiliates, whether contingent or absolute, known or unknown, disclosed or undisclosed, which are not Assumed Liabilities.

"Final Working Capital Amount" means the Closing Working Capital Amount (i) as shown in the Purchaser's calculations delivered pursuant to Section 4.2 if no notice or disagreement with respect thereto is delivered pursuant to Section 4.2; or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Purchaser and the Vendor pursuant to Section 4.2 or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 4.2.

"Financial Year End" means December 31, 1997.

"Former Employees" means individuals who were employed in the Business, and who are no longer Employees.

"Hazardous Materials" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law.

                                       8.


"Hazardous Substances" means all substances (whether a gas, solid or liquid), waste, raw materials, finished products, toxic substances, pollutants, contaminants, including without limitation, a contaminant as defined under Ontario's Environmental Protection Act, R.S.O. 1990 c.E. 19 (as amended from time to time), dangerous substances or dangerous goods or any other material or article whether hazardous or non-hazardous which is regulated or identified by or forms the basis of liability under any Environmental Law including without limitation, petroleum, any by-products or fractions thereof, polychlorinated biphenyls (PCBs), urea formaldehyde foam insulation, asbestos, radon, other radioactive substances, poly-aromatic hydrocarbons, pesticides, metals and defoliants.

"Hostile Acquiror" has the meaning ascribed to such term in Section 17.4.

"HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

"Indemnified Party" and "Indemnifying Party" mean either the Vendor or the Purchaser, depending upon which party is obligated to indemnify and which party is entitled to be indemnified under the terms of this Agreement.

"Ineligible Environmental Cost" means any cost or expense expended, incurred or assumed to the extent that it meets the criteria provided below:

         (a) a cost or expense that does not meet the criteria that define Eligible Environmental Cost; or

         (b) A cost or expense that does meet the criteria that define Eligible Environmental Cost and meets the criteria provided below:

                  (i) a cost or expense incurred to achieve a level or environmental performance or an environmental condition that is higher or more stringent than required to meet applicable Environmental Laws in effect at the Effective Time;

                                       9.


                  (ii) a cost or expense arising from unnecessary duplication, errors, omissions, material deviations from plans and specifications, negligence, or damage or destruction of property during the remediation work;

                  (iii) a cost or expense to the extent reimbursed by insurance;

                  (iv) indirect or consequential Losses, costs, damages or damages for loss of profit;

                  (v) financing costs or charges incurred by the Purchaser in connection with the operation of the Purchased Assets or the remediation of the Real Property;

                  (vi) legal fees other than those specifically described as Eligible Environmental Costs; and

                  (vii)    costs pertaining to arbitration pursuant to Section
                           19.3 hereof and overhead, administration or supervision costs internal to the Purchaser.

In the event that part, but not all, of an Eligible Environmental Cost meets the criteria for Ineligible Environmental Cost, that part shall be segregated if reasonably possible so the part that is an Eligible Environmental Cost shall be treated as an Eligible Environmental Cost.

"Intellectual Property Rights" has the meaning ascribed to such term in Paragraph 3.1 (viii).

"Interest Rate" has the meaning ascribed to such term in Section 4.3.

"Interim Financial Statements" means the unaudited statement of net assets relating to the Business as of May 31, 1998, and unaudited combined income statement for the period then ended.

"Interim Period" means the period between the date of this Agreement and the Time of Closing.

"Inventories" has the meaning ascribed to such term in Paragraph 3.1 (iv).

                                      10.


"Leased Property" means all the right, title and interest of the Vendor in and to the subject matter (whether realty or personalty) of the Leases.

"Leases" means the personal property leases, real property leases and other rights of occupancy (other than rights in the nature of easements) relating to real property, including without limitation the leases disclosed in Schedule
6.15 to the Disclosure Statement, including the right, if any, to leasehold improvements thereunder to which the Vendor is a party to or bound by or subject to, whether as landlord or tenant, and in connection with the Business except to the extent that any of such personal or real property leases including the right, if any, to leasehold improvements thereunder or other rights of occupancy are or relate to Excluded Assets; and real property leases to which any Affiliate of the Vendor is a party to or bound by or subject to exclusively in connection with the Business, including without limitation the leases disclosed in Schedule 6.15 to the Disclosure Statement.

"Legal Proceeding" means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same.

"Licenses" has the meaning ascribed to such term in Paragraph 3.1(ix).

"Loss" means any and all direct damages (excluding indirect, consequential, special and punitive damages), losses, obligations, liabilities, penalties, fines, or expenses (including interest, legal and consulting fees).

"Mercer 1996 Staff Plan Report" has the meaning ascribed thereto in Paragraph 11.3(b).

"Mercury Parcel" means the site referred to by the parties hereto as the off-site engineered mercury waste disposal site located west of Gordon Road and all treatment, monitoring, containment and inspection facilities appurtenant thereto.

"New Group Annuities" has the meaning ascribed thereto in Paragraph
11.3(b)(xiii).

"Non-Transferable Asset" has the meaning ascribed to such term in Section 3.3.

                                      11.


"Non-union Transferred Employees" has the meaning ascribed to such term in Paragraph 11.1(a).

"Ordinary course", when used in relation to the conduct by the Vendor of the Business, means any transaction which constitutes an ordinary day-to-day business activity in respect of the Business.

"Other Purchased Assets" means the Purchased Assets other than the Real
Property.

"Pension Referee" has the meaning ascribed to such term in Paragraph 11.3(b).

"Pension Transfer Amounts" has the meaning ascribed to such term in Paragraph 11.3(b).

"Person" means any individual, corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust and any unincorporated organization or association, and any Tribunal; and pronouns have a similar extended meaning.

"Purchase Price" has the meaning ascribed to such term in Section 4.1.

"Purchased Assets" means the property and assets described in Section 3.1.

"Purchaser's Indemnified Parties" and "Purchaser's Indemnified Party" have the respective meanings ascribed to such terms in Section 18.1.

"Purchaser's Representatives" means the directors, officers, employees, auditors, legal counsel and fiscal and tax advisors of the Purchaser and any other Person authorized in writing by the Purchaser to represent the Purchaser for purposes of Section 8.9.

"Purchaser's Staff Plan" and "Purchaser's Supervisory Plan" have the respective meanings ascribed to such terms in Paragraph 11.3(b).

"Real Property" has the meaning ascribed to such term in Paragraph 3.1(i).

"Required Contracts" means (i) contract number 20 under the Dryden Mill heading; and (ii) contract number 1 under the Ear Falls heading, on Schedule 6.10 to the Disclosure Statement.

                                      12.


"Staff Plan Transfer Amount" and "Supervisory Plan Transfer Amount" have the respective meanings ascribed thereto in Paragraph 11.3(b)(v).

"Standard Life Group Annuities" has the meaning ascribed to such term in Paragraph 11.3(b)(xiii).

"Target" has the meaning ascribed to such term in Section 17.4.

"Time of Closing" means 2:00 p.m. on the Closing Date or such other time on the Closing Date as the parties may agree as the time at which the Closing shall take place.

"Transfer Reports" has the meaning ascribed to such term in Paragraph 11.3(b).

"Tribunal" means:

                  (i)      any court (including a court of equity);

                  (ii) any federal, provincial, state, county, municipal or other government or governmental department, ministry, commission, board, bureau, agency or instrumentality;

                  (iii) any securities commission, stock exchange or other regulatory or self-regulatory body;

                  (iv) any board of trade, chamber of commerce or other business or professional organization or association;

                  (v)      any arbitrator or arbitration tribunal; and

                  (vi)     any other tribunal;

whether domestic or foreign.

"Union Employees" shall mean each of the Employees who are represented by a labour union(s) or an employee association(s).

                                      13.


"Vendor's Actuary", "Vendor's 1976 Staff Plan", "Vendor's 1976 Supervisory Plan", "Vendor's 1981 Union Plan", "Vendor's Plans", "Vendor's Supplemental Plan for Grade 12 and Over" and "Vendor's Supplemental Plan for Grade 11 and Under" have the respective meanings ascribed to such terms in Section 11.3.

"Vendor's Indemnified Parties" and "Vendor's Indemnified Party" have the respective meanings ascribed to such terms in Section 18.2.

"Working Capital" means Current Assets less Current Liabilities.


1.2      Gender and Number

In this Agreement words importing a specific gender include all genders and words importing the singular include the plural and vice versa.


1.3      Currency

Unless otherwise indicated all dollar amounts referred to in this Agreement, including the symbol $, refer to lawful money of Canada.


1.4      Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles or GAAP such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor entity, applicable as at the date on which such principles are applied.

                                      14.


1.5      Headings

The division of this Agreement into Articles and Sections and the use of a table of contents and headings are for convenience of reference only and shall not affect the interpretation of this Agreement.


1.6      Contra Proferentum

Each of the parties hereto acknowledges that its respective legal counsel have participated in the drafting of this Agreement and that the rule of contra proferentum shall not apply with respect to the interpretation of this Agreement.


1.7      Tax Definitions

Whenever used in this Agreement, the following words and phrases shall have the respective meanings ascribed to them as follows:

"GST" means taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder (collectively the "GST Legislation").

"Income Tax Act (Canada)" means, collectively, the Income Tax Act (Canada) and the Income Tax Regulations, all as amended to date and, where a reference is made to a provision under the Income Tax Act (Canada), it shall be deemed to include, where applicable, the Income Tax Application Rules, the Income Tax Regulations, any Notice of Ways and Means Motion or Bill tabled in the House of Commons or any press release or publicly disseminated statement by the Minister of Finance as of the date hereof, which may result in an amendment to the Income Tax Act (Canada), the Income Tax Application Rules or the Income Tax Regulations.

"Tax Legislation" means, collectively, the Income Tax Act (Canada) and the statute law, rules, regulations, interpretation bulletins and releases, orders and decrees of any other jurisdiction, domestic or foreign which may impose a tax of any kind.

                                      15.


"Tax" and "Taxes" means all taxes payable under any applicable Tax Legislation, including, without limitation, income taxes, excise taxes, sales taxes, goods and services taxes, transfer taxes, property and municipal and school taxes, capital taxes, import and customs, duties and other governmental charges and assessments, workers' compensation assessments and includes additions by way of penalties, interest, fines and other amounts with respect thereto.

"Tax Returns" means all tax returns required to be filed under the provisions of any applicable Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation.

                                    ARTICLE 2

                                    SCHEDULES


2.1      Description of Schedules

The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

        Schedule 3.2          -     Excluded Assets

        Schedule 6.1          -     Representations and Warranties of the Vendor
                                    (Section 6.1)

        Schedule 7.1          -     Representations and Warranties of the
                                    Purchaser and Weyerhaeuser (Section 7.1)

        Schedule 10.1         -     Access Agreement (Section 10.1)

        Schedules 13.1.6A/B   -     Fibre Supply Agreements (Sections 13.1.6 and
                                    14.1.5)

        Schedule 13.1.7       -     Shared Services Agreement (Section 13.1.7)

        Schedule 14.1.6       -     Pulp Supply Agreement (Section 14.1.6)

                                      16.


                                    ARTICLE 3

                         AGREEMENT OF PURCHASE AND SALE

3.1      Property and Assets to be Purchased and Sold

Subject to the terms and conditions hereof, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase as, at and from the Effective Time the following property and assets of the Business:

         (i) Real Property - all of the interests of the Vendor (or an Affiliate, in the case of certain Leases) in and to real and immovable properties owned by the Vendor or leased by the Vendor (or an Affiliate) pursuant to Leases and used exclusively in connection with the Business, including without limitation the real property disclosed in Schedule 6.14 to the Disclosure Statement, except to the extent that any of such real and immovable property is or relates to Excluded Assets, and including all easements and rights of way appurtenant thereto, plant, buildings, structures, erections, improvements, appurtenances and fixtures situate thereon or forming part thereof owned by the Vendor ("Real Property");

         (ii) Machinery and Equipment - all machinery, equipment (including, without limitation, manufacturing and quality control equipment and office equipment, including computer equipment), jigs, dies, tools, handling equipment, furniture, furnishings and accessories and supplies of all kinds, wherever located, owned by the Vendor and used exclusively in connection with the Business;

         (iii) Motor Vehicles - all trucks, cars and other vehicles, wherever located, owned by the Vendor and used exclusively in connection with the Business;

         (iv) Inventories - all inventories of every kind and nature, wherever located, which are owned by the Vendor relating to the Business (except to the extent that any of such inventories are or relate to Excluded Assets) including without limitation, all finished goods, work in process, raw materials, new and unused production and shipping

                                      17.


                  supplies and new and unused major maintenance items, and all other materials and supplies on hand to be used or consumed in the production of products of the Business ("Inventories");

         (v) Accounts Receivable - all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor relating to the Business and the full benefit of all securities for such accounts, notes or debts and interest thereon refundable to the Vendor at the Effective Time ("Accounts Receivable");

         (vi) Other Current Assets - all other current assets which are reflected on the Balance Sheet;

         (vii) Agreements, Contracts and Commitments - the full benefit of all unfilled orders received by the Vendor relating to the Business and all right, title and interest of the Vendor in, to and under all agreements, contracts and commitments and other rights of or relating to the Business, whether written or oral, including, without limitation, the full benefit and advantage of all forward commitments by the Vendor for supplies or materials entered into in the Ordinary course of the Business which are exclusively for use in the Business whether or not there are any written agreements, contracts or commitments with respect thereto (individually a "Contract" and collectively, the "Contracts");

         (viii) Intellectual Property Rights - except as otherwise provided in this Agreement, all the right, title, benefit and interest of the Vendor in and to:

                  (A) all trade marks, trade names, service marks, brand names, styles or business names and all applications therefor;

                  (B) all patents (including divisions, reissues, renewals and extensions) and all applications therefor; and

                                      18.


                  (C) all copyrights, industrial designs and other industrial property rights (including any invention or know-how of any kind) and any applications therefor;

                  both domestic and foreign and whether or not registered which relate exclusively to the Business ("Intellectual Property Rights");

         (ix) Licenses and Permits - all licenses, permits, authorizations, certificates, approvals, registrations, franchises, rights, orders and similar consents or certificates granted or issued by any Person, including a governmental authority (including the softwood lumber quotas relating to the Business as at the Closing Date), relating exclusively to the Purchased Assets or Business ("Licenses");

         (x) Prepaid Expenses - all prepaid expenses and deposits relating to the Business;

         (xi) Loans and Advances - all loans and advances made by the Vendor to suppliers of the Vendor relating to the Business;

         (xii) Goodwill - the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor and the right to use any words indicating that the Business is so carried on, excluding, however, except as otherwise specifically set out herein, the right to use the names "Avenor", "Bowater" or any variation thereof or any associated trade marks, trade names, service marks, brand names, styles or business names as part of the name of or relating to the Business or any part thereof carried on or to be carried on by the Purchaser;

         (xiii) Leases - all rights, title and interest of the Vendor in, to and under all Leases;

                                      19.


         (xiv) Warranty Rights - the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefor received by the Vendor on the purchase or other acquisition of any part of the Purchased Assets or otherwise;

         (xv) Records - all books, records, files and other documentation and materials (regardless of the medium of recordal) relating exclusively to the Business, including, without limitation all production, woodland, Inventory, personnel, sales and customer records, maps, site plans, surveys, soil and substratum studies, as-built drawings, appraisals, electrical and mechanical plans and studies, except that where the Vendor is required by law to retain a particular book, record, file, document or other written material, it shall retain the original thereof and deliver to the Purchaser a copy thereof;

         (xvi) Avenor America - all accounts receivable and inventories owned by Avenor America Inc. which are related to the Business and which are included in the calculation of the Closing Working Capital Amount; and

         (xvii) General - all other property, assets and rights, real or personal, tangible or intangible, owned by the Vendor or an Affiliate or to which it is entitled relating exclusively to the Business, except to the extent that any of the foregoing are or relate to Excluded Assets.


3.2      Excluded Assets

There shall be excluded from the purchase and sale of property and assets herein contemplated the following ("Excluded Assets"):

         (i)      cash on hand or in banks or other depositories;

                                      20.


         (ii) term or time deposits and similar cash items of, owned or held by or for the account of the Vendor, except for the prepaid expenses, loans and advances which are referred to in Section
                  3.1 and form part of the Purchased Assets;

         (iii) insurance proceeds receivable except as otherwise provided for in this Agreement;

         (iv)     insurance policies related to the Business;

         (v) all books, records, files or other documentation and written materials relating exclusively to any Excluded Assets;

         (v) the Mercury Parcel, the exact boundaries of which shall be agreed between the Vendor and the Purchaser acting reasonably as soon as possible after the date of this Agreement;

         (vi) the Cutpaper Agreement, unless such agreement is amended prior to Closing to delete or waive the prohibition in Section 1 thereof regarding direct or indirect sales to a party; and

         (vii) all assets listed as Excluded Assets on Schedule 3.2 to this Agreement,

which shall remain the property of the Vendor.


3.3      Non-Transferable Assets

         (a) Subject to the provisions of Paragraph 3.3(c) below and to Section
13.1.9 and Schedule 6.14 of the Disclosure Statement with regard to Real Property owned by the Vendor, to the extent that any asset (other than Real Property owned by the Vendor and other than the Required Contracts) that would otherwise be an Other Purchased Asset is not capable of being sold, assigned, transferred, conveyed or delivered without obtaining a consent (including, without limitation, waiver of a right of first refusal or option right) of a third party, (but, with regard to Licenses, only to the extent that any License is not issued by or entered into with any governmental authority whose consent to assignment is required by applicable law) or if such sale, assignment, transfer,

                                      21.


conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery would constitute a default under any Contract, Lease or License relating specifically to such Purchased Asset, or a violation of any law or License, or would result in the imposition of any significant additional liability or obligation on either the Vendor or Purchaser, or a substantial diminution in the value or use of such Purchased Asset, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such Purchased Asset or an attempted sale, assignment, transfer, conveyance or delivery thereof. Any such Purchased Asset and any Contract, Lease or License that relates exclusively to any such Purchased Asset or Assets shall be a "Non-Transferable Asset".

         (b) If and to the extent that the Vendor is unable to obtain any required third party consent in respect of a Non-Transferable Asset, the Vendor shall continue to be bound by any such Non-Transferable Asset that is a Contract, Lease or License. In such event, to the maximum extent permitted by law or the terms of the Non-Transferable Asset, (i) the Vendor shall make the benefit of such Non-Transferable Asset available to Purchaser with the intent that the Purchaser will be in the same economic position as if such Non-Transferable Asset were transferred to it, including holding any such Non-Transferable Asset in trust for the Purchaser or acting as agent for the Purchaser or entering into back to back arrangements with the Purchaser in respect of such Non-Transferable Asset, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by law or the applicable Non-Transferable Asset to create a subcontract, sublease or sublicense with the Purchaser whereby the Purchaser will perform each relevant Non-Transferable Asset, and be entitled to receive all related benefits, in accordance with its terms. To the extent such subcontract, sublease or sublicense is created, (1) the Purchaser shall pay, perform and discharge fully all obligations of the Vendor under any such Non-Transferable Asset from and after the Closing Date and shall indemnify the Vendor against any Losses incurred by the Vendor arising from the Purchaser's failure to pay, perform and discharge fully such obligations, (2) the Vendor shall, without further consideration therefor, pay and remit to the Purchaser promptly any monies, rights and other consideration received by it in respect of such Non-Transferable Asset performance subsequent to the Closing Date, and (3) the Vendor shall exercise or exploit its rights and options under all such Non-Transferable Assets only as directed by the Purchaser and at the Purchaser's expense.

                                      22.


         (c) If and when any third party consent contemplated by Paragraph (b) above shall be obtained or any such Non-Transferable Asset shall otherwise become assignable, the Vendor shall promptly assign all of its rights and obligations thereunder or in connection therewith to the Purchaser without payment of further consideration therefor, and the Purchaser shall assume such rights and obligations.

           (d) Anything in this Agreement to the contrary notwithstanding, the Vendor shall not be obligated to sell, assign, transfer, convey or deliver, or cause to be sold, assigned, transferred, conveyed or delivered to the Purchaser, and the Purchaser shall not be obligated to purchase, any Non-Transferable Asset without first having obtained all required consents, removed or eliminated any such potential default or violation or prevented the imposition of such liability or obligation or diminution in value or use. Both before and after Closing, the Vendor, at its expense, shall use reasonable commercial efforts, and the Purchaser shall cooperate with the Vendor, to obtain any required consents, to remove or eliminate any such potential default or violation or to prevent the imposition of any such liability or obligation or any such diminution in value or use so as to transfer each such Non-Transferable Asset to the Purchaser without adversely modifying, amending or burdening such Non-Transferable Asset.


3.4      Cutpaper Agreement

The Cutpaper Agreement will be dealt with as agreed among the parties.

3.5      Guarantee of Weyerhaeuser

         (a) Weyerhaeuser unconditionally and irrevocably guarantees to the Vendor, the due and punctual payment, performance and satisfaction by the Purchaser of each and every liability or obligation of or owed by the Purchaser under this Agreement and the documents to be executed and delivered hereunder or in connection with the transaction contemplated herein to which the Purchaser is a party.

         (b) The obligations and liabilities of Weyerhaeuser hereunder shall be absolute and unconditional, shall not be subject to any counter-claim, set-off, deduction, abatement or defence

                                      23.


based upon any claim Weyerhaeuser may have against any other party and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by any circumstance or condition other than the performance in full of the guaranteed liabilities and obligations.

           (c) The guarantee herein provided is an absolute, unconditional, continuing guarantee of payment, performance and satisfaction and not of collectibility, is in no way conditioned upon any attempt to collect from the Purchaser or upon any other event or contingency and shall be binding upon and enforceable against Weyerhaeuser without regard to the genuineness, regularity, validity or enforceability of this Agreement or of any term hereof or the lack of power or authority of any party to enter into the same.

3.6      Guarantee of Bowater

         (a) Bowater unconditionally and irrevocably guarantees to the Purchaser the due and punctual payment, performance and satisfaction by the Vendor of each and every liability or obligation of or owed by the Vendor under this Agreement and the documents to be executed and delivered hereunder or in connection with the transaction contemplated herein to which the Vendor or any of its Affiliates is a party.

         (b) The obligations and liabilities of Bowater hereunder shall be absolute and unconditional, shall not be subject to any counter-claim, set-off, deduction, abatement or defence based upon any claim Bowater may have against any other party and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by any circumstance or condition other than the performance in full of the guaranteed liabilities and obligations.

         (c) The guarantee herein provided is an absolute, unconditional, continuing guarantee of payment, performance and satisfaction and not of collectibility, in no way conditioned upon any attempt to collect from the Vendor or upon any other event of contingency and shall be binding upon and enforceable against Bowater without regard to the genuineness, regularity, validity or

                                      24.


enforceability of this Agreement or of any term hereof or the lack of power or authority of any party to enter into the same.


                                    ARTICLE 4

                                 PURCHASE PRICE

4.1      Purchase Price

As full payment for the Purchased Assets, the Purchaser shall pay to the Vendor a sum equal to $790,000,000 (the "Purchase Price") subject to an adjustment for Working Capital as set forth in Section 4.3 which shall result in the "Adjusted Purchase Price". The Purchase Price shall be paid by wire transfer in immediately available Canadian funds pursuant to instructions given in writing to the Purchaser at least two Business Days prior to the Closing Date.

4.2      Preparation of Closing Working Capital Amount Calculation

The parties agree to calculate the Closing Working Capital Amount in the following manner:

         (a) The Purchaser shall cause a physical count of the Inventory to take place as at the Closing Date which representatives of the Vendor shall be entitled to attend.

         (b) As promptly as practicable, but no later than 60 days after the Closing Date, the Purchaser will cause to be prepared and delivered to the Vendor a certificate setting forth the Purchaser's calculation of the Closing Working Capital Amount. The Purchaser will, and will request its independent chartered accountants, Arthur Andersen LLP, to review such certificate and to make available to the Vendor copies of all customary accounting working papers in their respective possession that were prepared in connection with the calculation of the Closing Working Capital Amount. The account balances on which the Closing Working Capital Amount shall be calculated shall be determined (x) in accordance with GAAP, and (y) in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet.

                                      25.


         (c) If the Vendor questions or disagrees with the Purchaser's calculation of the Closing Working Capital Amount, the Vendor may, within 20 days after receipt by it of the documents referred to in Paragraph 4.2(b), deliver a notice to the Purchaser questioning or disagreeing with such calculation and setting forth its calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Vendor questions or disagrees, and the Vendor shall be deemed to have agreed with all other items and amounts contained in the certificate and calculation delivered by the Purchaser pursuant to Paragraph 4.2(b).

         (d) If a notice is delivered pursuant to Paragraph 4.2(c), the Purchaser and the Vendor, during the 15 days following delivery of such notice, shall use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Working Capital Amount. If during such period, the Purchaser and the Vendor are unable to reach such agreement, they shall promptly thereafter cause PricewaterhouseCoopers, or such other firm of nationally recognized independent chartered accountants as may be agreed to by the Purchaser and the Vendor (the "Accounting Referee") promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Working Capital Amount. There shall only be one Accounting Referee appointed to review all disputed items or amounts pursuant to this Paragraph 4.2(c). In making such calculations, the Accounting Referee shall follow the methodologies and procedures described in clauses
                  (x) and (y) of Paragraph 4.2(b). The Accounting Referee shall deliver to the Purchaser and the Vendor, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the Vendor and the Purchaser. The cost of such review and report shall be borne equally by the Purchaser and the Vendor.

         (e) The Purchaser and the Vendor agree that they will, and will request their respective independent accountants to, cooperate and assist in the preparation of such certificate and the calculation of the Closing Working Capital Amount, and in the conduct of

                                      26.


                  the reviews referred to in this Section 4.2 including, without limitation, making available to the extent reasonably necessary their respective books, records, working papers and personnel.

         (f) If no notice is delivered by the Vendor to the Purchaser pursuant to Paragraph 4.2(c), the Vendor shall be deemed to have accepted and agreed with the Purchaser's calculation of the Closing Working Capital Amount.


4.3      Payment of Working Capital Adjustment to the Purchase Price

         (a) Upon the settlement of the calculation set forth in Section 4.2 above, the parties agree that if the Final Working Capital Amount is less than $62,023,485 (i.e. the amount of Working Capital as of May 31, 1998), the Vendor shall owe to the Purchaser, as an adjustment to the Purchase Price, the amount of such difference, which amount shall be payable in the manner and with interest as provided in Paragraph 4.3(b). If the Final Working Capital Amount exceeds $62,023,485, the Purchaser shall owe to the Vendor, as an adjustment to the Purchase Price, the amount of such excess, which amount shall be payable in the manner and with interest as provided in Paragraph 4.3(b).

         (b) Any payment required to be made pursuant to Paragraph 4.3(a) shall be made to the Purchaser or the Vendor, as the case may be, within 10 days after the earlier of: (A) the deemed acceptance of the Purchaser's calculation of the Closing Working Capital Amount pursuant to Paragraph 4.2(e), and (B) the calculation of the Closing Working Capital Amount by the Accounting Referee pursuant to Paragraph 4.2(c), by delivery of immediately available Canadian funds to the Purchaser or the Vendor, as applicable. The amount of any payment to be made pursuant to this Paragraph 4.3(b) by the Purchaser or the Vendor shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Interest Rate. Such interest shall be payable (less any applicable withholding taxes) at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. As used herein, "Interest Rate" for any day means the

                                      27.


"prime rate" of interest as announced by The Toronto-Dominion Bank (or its successor) for Canadian dollar loans to its Canadian customers on commercial loans.


4.4      Transfer Taxes

         (a) The Purchaser shall be liable for and shall pay at the Time of Closing, either to the Vendor or directly to the applicable government authority, as required, all land transfer taxes, federal and provincial sales taxes and all other Taxes or other like charges properly payable by the Purchaser upon and in connection with the conveyance and transfer of the Purchased Assets by the Vendor to the Purchaser, including, but not limited to GST, but excluding any income taxes payable by the Vendor as a result of the completion of the sale contemplated herein.

         (b) The Vendor and the Purchaser shall jointly complete and the Purchaser shall file the elections under Section 167(1) of the GST Legislation with respect to the purchase and sale of the Purchased Assets pursuant to the provisions of this Agreement.

         (c) The Purchaser shall supply the Vendor with a purchase exemption certificate pursuant to, and in the manner prescribed in Regulations 1012 and 1013 of the Retail Sales Tax Act (Ontario) in respect of any tangible personal property on which the Purchaser is entitled to claim exemptions from Ontario retail sales tax.



                                    ARTICLE 5

                              LIABILITIES OF VENDOR

5.1      Assumed Liabilities and Excluded Liabilities

At Closing, the Purchaser will assume, perform and fulfil the following liabilities and obligations:

         (a) all liabilities (i) reflected in the Balance Sheet (except those which are paid or satisfied by the Closing Date); and
                  (ii) incurred on or before the Closing Date

                                      28.


                  in the Ordinary course of the Business, in each case, to the extent that (i) and (ii) are included in the Closing Working Capital Amount;

         (b) all of the obligations of the Vendor and Avenor America to perform the Contracts, Leases, and Licenses which accrue or arise after the Closing Date;

         (c) those liabilities and obligations related to environmental, employee and pension matters expressly assumed by the Purchaser as set forth in this Agreement;

         (d) all liabilities for any damages, penalties, fines or other claims whatsoever relating to products manufactured subsequent to the Effective Time;

         (e) the obligations to provide hardwood fibre or software fibre as described in Section 5.2 hereof;

         (f)      the Taxes which are payable by the Purchaser as provided in
                  Section 4.4;

         (g) any and all obligations of the Vendor which accrue or arise after the Closing Date with respect to (i) the liens, encumbrances and other matters disclosed by the registered title as described in Part 2 of Exhibit 6 to Schedule 6.14 to the Disclosure Statement and (ii) the unregistered leases made by the Vendor as landlord of parts of the Real Property as described in Part C of Schedule 6.15 to the Disclosure Statement; and

         (h) all other obligations expressly assumed by the Purchaser as set forth in this Agreement

         (collectively, the "Assumed Liabilities").

The Purchaser does not hereby and shall not in any way assume, be responsible for or be obligated to pay, perform, satisfy or discharge any Excluded Liabilities.

                                      29.


5.2      Third Party Fibre Supply Obligations

The Purchaser shall, subject to the approval of the Minister of Natural Resources (Ontario), assume on and after the Closing Date all obligations to supply hardwood and softwood fibre from the Wabigoon Forest or Trout Lake Forest under the following Contracts:

         (a) the memorandum of understanding dated September 17, 1996 between the Vendor and Tolko Industries Ltd. (as amended) together with all applicable collateral agreements (which agreement is for an initial 20-year term that expires on December 31, 2015) to supply up to 120,000 cubic metres of hardwood fibre on an annual basis (which increases to 161,000 cubic metres in the second 20-year term); and

         (b) the memorandum of agreement made in 1995 between the Vendor and L.K.G.H. Contracting Ltd. (which agreement is for a 20-year term that expires on March 31, 2015) to supply up to 98,000 cubic metres of softwood fibre on an annual basis.

Subject to the approval of the Minister of Natural Resources (Ontario), the Purchaser shall also assume on and after the Closing Date, the following obligations to supply hardwood and softwood fibre from the Wabigoon Forest or Trout Lake Forest under the following Contract and directive:

         (c) to supply up to 186,000 cubic metres of softwood fibre on an annual basis to Abitibi-Consolidated Inc. pursuant to the terms of the Memorandum of Agreement between the Vendor and Abitibi-Consolidated Inc. made the 27th day of November, 1997 (which agreement is for a 20-year term that expires on December 31, 2016); and

         (d) to supply up to 70,000 cubic metres of hardwood fibre to Columbia Forest Products on an annual basis pursuant to a directive of the Minister of Natural Resources (Ontario) to negotiate a memorandum of agreement with Columbia Forest Products to give effect and to implement such directive.

                                      30.


5.3      Inter-Division Accounts

The Purchaser recognizes that the Business has been run by the Vendor as a division of the Vendor's business and that certain accounts receivable and accounts payable have been generated between the Business and the Vendor's other divisions for various goods and services. All such accounts receivable and accounts payable shall be netted as at the Effective Time and if the net amount is an account payable of the Business it shall be an Assumed Liability of the Purchaser and if it is an Account Receivable of the Business it shall be included in the Accounts Receivable purchased hereunder and shall be paid within 60 days of the Closing Date.



                                    ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

6.1      Representations and Warranties of the Vendor

Each of the Vendor and Bowater hereby makes to the Purchaser the representations and warranties as set forth in Schedule 6.1 to this Agreement and acknowledges that the Purchaser is relying upon those representations and warranties in connection with entering into this Agreement.

6.2      Survival of Representations and Warranties of the Vendor

The representations and warranties of the Vendor and Bowater contained in
Section 6.12 of Schedule 6.1 to this Agreement shall not survive Closing and all other representations and warranties of the Vendor and Bowater contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement shall survive Closing and shall continue in full force and effect for the benefit of the Purchaser as provided herein below:

         (a) in respect of the representations and warranties of the Vendor and Bowater contained in this Agreement, for a period commencing on the Closing Date and ending on the date listed below opposite the section number to Schedule 6.1 of this
                  Agreement:

                                      31.



                  (i)       Sections 6.1, 6.2, 6.3, 6.4, 6.5,     - 3 years;
                            6.6, 6.7, 6.8, 6.10, 6.11, 6.13,
                            6.14(b) through (i), 6.15, 6.16,
                            6.17, 6.18, 6.19, 6.21, 6.22,
                            6.23, 6.24 and 6.25

                  (ii)      Sections 6.9 and 6.14(a)              - perpetual;

                  (iii)     Section 6.20                          - applicable
                                                                    statute of
                                                                    limitations

         (b) in respect of the other representations and warranties of the Vendor and Bowater contained in this Agreement or any other agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement, for a period of 3 years from the Closing Date.

Upon the expiry of such respective periods, the Vendor and Bowater shall have no further liability to the Purchaser with respect to any such representations and warranties referred to in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement.



                                    ARTICLE 7

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                                AND WEYERHAEUSER

7.1      Representations and Warranties of the Purchaser and Weyerhaeuser

Each of Weyerhaeuser and the Purchaser hereby jointly and severally makes to the Vendor the representations and warranties as set forth in Schedule 7.1 to this Agreement and acknowledges that the Vendor is relying upon those representations and warranties in connection with entering into this Agreement.

7.2 Survival of Representations and Warranties of the Purchaser and Weyerhaeuser

The representations and warranties of the Purchaser and Weyerhaeuser contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement shall survive Closing and continue in full force and effect for the benefit of the Vendor for a period of 3 years from the Closing Date.

                                      32.


From and after the date which is 3 years from the Closing Date, the Purchaser and Weyerhaeuser shall have no further liability to the Vendor with respect to the representations and warranties referred to in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement.

                                    ARTICLE 8

               ACTIVITIES OF THE VENDOR PRIOR TO THE CLOSING DATE


8.1      Operation of Business

The Vendor hereby agrees that during the Interim Period, except as otherwise contemplated by this Agreement or as expressly agreed to in writing by the Purchaser, the Vendor shall conduct the Business solely in the Ordinary course consistent with past practices and, without limiting the generality of the foregoing, the Vendor shall:

         (a) Compensation Not pay or agree to pay to any Employee, compensation that is in excess of the current compensation level of such Employee, except for normal compensation increases to current Employees which are made in the Ordinary course of business consistent with past practices nor enter into any new written employment agreement or benefit plan or amend any current benefit plans or compensation policies without the Purchaser's consent, except as required by law or any applicable collective agreement;

         (b) Disposition of Assets Not sell, transfer, or otherwise dispose of any Purchased Assets, except in the Ordinary course of business;

         (c) Indebtedness Not (i) create or suffer to exist any Encumbrance on any of the Purchased Assets which would have a material adverse effect on the Business, except those in existence on the date hereof, (ii) increase the amount of any indebtedness outstanding under any Contract or Lease

                                      33.


which will be assigned to the Purchaser hereunder, except in the Ordinary course of business consistent with past practice, or (iii) authorize any new capital expenditures except in the Ordinary course of business, or as set forth in the capital budgets provided to the Purchaser.

         (d) Payables and Liabilities Not incur any accounts payable, including trade payables, or other liabilities which relate predominantly to the Business, except in the Ordinary course of business consistent with past practices, none of which, individually or when aggregated together with all other liabilities, might have a material adverse effect on the Business; and pay when due, in accordance with past practices, all of its accounts payable and trade obligations;

         (e) Maintenance of Assets Maintain the Purchased Assets in the current and existing operating order and condition, reasonable wear and tear excepted, and notify the Purchaser promptly upon any material loss of, damage to, or destruction of any of the Purchased Assets (whether or not covered by insurance);

         (f) Insurance Maintain in full force and effect insurance coverage currently in place in respect of the Business, and except as provided in Section 16.1, apply the proceeds received under any applicable insurance policy, or as a result of any loss or destruction of or damage to any Purchased Assets, to the repair or replacement of such Purchased Assets;

         (g) Contracts, Leases and Licenses Except as the Purchaser shall otherwise consent to in writing, (i) maintain in full force and effect all Contracts, Leases and Licenses necessary for or material to the operation of the Business as such Business is now conducted, including all orders for the purchase of Inventory now in existence or hereafter produced by the Business,
(ii) renew or revalidate any material Leases or Licenses relating to the Business that may become void, expired, terminated, cancelled or withdrawn during the Interim Period, and (iii) not enter into any other Contracts or Leases relating to the Business, except in the Ordinary course of business consistent with past practices, (iv) not cancel any debts or waive, release or relinquish any material rights with respect to the Business, other than in the Ordinary course of business consistent with past practices; and (v) use reasonable efforts to comply with all covenants and conditions contained in such Contracts, Licences and Leases;

                                      34.


         (h) Required Consents Use its commercially reasonable efforts to obtain all of the consents, approvals or waivers required to be obtained from any Tribunal or other Person pursuant to the Contracts, Leases and Licences;

         (i) Goodwill Use its commercially reasonable efforts to preserve the business organization intact, to keep available the services of the Employees, and to preserve the goodwill of its customers, suppliers, labour organizations, licensors, licensees and others having business relations with it in respect of the Business;

         (j) Legal Proceedings Promptly advise the Purchaser in writing of the commencement of, and of any known threat to commence, any Legal Proceedings against the Vendor which relates to the Purchased Assets or the Business, and to take commercially reasonable action to promptly defend or settle any such Legal Proceeding (provided that any such settlement may not involve any future obligation or prohibition relating to the Purchaser, the Purchased Assets or the Business);

         (k) Commitments Not commit or agree (in writing or otherwise) to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement untrue or incorrect in any material manner, or omit to take any action which would result in the occurrence of one of the foregoing actions or any material inaccuracy in the representations or warranties in this Agreement;

         (l) New Policies and Methods Not introduce new management, accounting policies or operations methods with respect to the Business; or

         (m) Material Transactions Not enter into any material transaction or commitment out of the Ordinary course of business.


8.2      Union Negotiations

In the event that negotiations with any of the union(s) representing any of the Employees commence during the Interim Period, as and to the extent, in the opinion of the Vendor's counsel, permitted by law, the Purchaser may recommend to the Vendor the overall bargaining mandate for all

                                      35.


negotiations in respect of any collective bargaining agreements which relate to the Business. The Vendor shall negotiate, in good faith, with such union(s) in accordance with such mandate. Where the negotiations move outside the mandate recommended, prior to reaching any agreement with such union(s), as and to the extent, in the opinion of the Vendor's counsel, permitted by law, the Vendor shall obtain direction and approval from the Purchaser. The Purchaser, at its discretion, shall have the option of being present at and participating in any such negotiations.


8.3      Notice of Change

The Vendor will promptly notify the Purchaser of the existence or happening of any fact, event or occurrence prior to the Closing Date and of which the Vendor has knowledge that may alter, in any manner, the accuracy or completeness of any representation or warranty contained in Article 6 of this Agreement.


8.4      Fulfilment of Conditions

Subject to the other provisions of this Agreement, the Vendor will use its reasonable commercial efforts to cause the conditions listed in Section 13.1 hereof to be satisfied on the Closing Date to the extent that the fulfilment of such condition is within its control.


8.5      Amendment of Disclosure Statement

From time to time prior to Closing, the Vendor shall promptly supplement or amend in writing the Disclosure Statement with respect to any matter hereafter arising that, if existing or occurring at the date hereof, would have been required to be set forth or described in the Disclosure Statement or that is necessary to correct any information therein rendered, in any material manner, inaccurate thereby.


8.6      Access to Management

From time to time prior to Closing, the Purchaser shall be given reasonable access to the management personnel of the Business provided that such access shall not adversely affect the Business and that the Purchaser obtains the prior consent of the Vendor to any such access.

                                      36.



8.7      Avenor America Inc.

The Vendor shall cause Avenor America Inc. to assign, sell and transfer to the Purchaser on the Closing all Purchased Assets which are owned or registered in the name of Avenor America Inc.


8.8      Realty Taxes

The Vendor shall pay all realty taxes in respect of all Real Property owned by the Vendor in respect of the Business owing up to the Closing Date.


8.9      Future Investigations

         (a) During the Interim Period, the Vendor shall: (i) permit the Purchaser and its employees, counsel, accountants and other representatives, during the Interim Period, without undue interference to the Ordinary conduct of the Business, to have reasonable access during normal business hours and upon reasonable notice to (x) the Real Property, (y) the Purchased Assets and, in particular to any information relating to the Purchased Assets and the Business, including all books and records whether retained by the Vendor or otherwise, and
(z) all Contracts and Leases, and (ii) furnish to the Purchaser or its employees, counsel, accountants or other such representatives such financial and operating data and other information with respect to the Purchased Assets and the Business as the Purchaser shall from time to time reasonably request.

         (b) During the Interim Period, Bowater and the Vendor will permit the Purchaser and its employees, counsel, accountants and other representatives, without undue interference to their Ordinary course of business, to have reasonable access to the order management software system of Bowater to determine its applicability to its installation at the Business. In the event that the Purchaser elects to use such order management software for a transition period, not to extend beyond December 31, 2001, Bowater will provide without charge to the Purchaser such order management software and the computer necessary to run such order management software and the Purchaser shall pay Bowater reasonable and customary costs for the installation, operation, maintenance and training in connection therewith.

                                      37.


8.10     Applications Under the Land Titles Act

The Vendor shall make, at its sole cost, application, prior to the Closing Date, under the Land Titles Act to amend the following parcel registers to delete the following notices of leases, the full details of which are set out in Exhibit 6 to Schedule 6.14 to the Disclosure Statement:

         (a)      Parcel 4617 Remainder - Notice of Lease Instrument No. 86356;

         (b)      Parcel 8273 - Notice of Lease Instrument No. 68411;

         (c) Parcel 18446 Remainder - Water Power Lease Agreement No. 84 denoted on Deposit 23R8547.

8.11     Employee List

The Vendor shall provide to the Purchaser, prior to the Closing, a list of all Employees, their service with the Vendor, most recent hire date, position held, whether union or non-union, and the salary or wages paid.


                                    ARTICLE 9

                ACTIVITIES OF THE PURCHASER PRIOR TO CLOSING DATE


9.1      Notice of Change

The Purchaser will promptly notify the Vendor of the existence or happening of any fact, event or occurrence prior to the Closing Date and of which the Purchaser has knowledge that may alter, in any manner, the accuracy or completeness of any representation or warranty contained in Article 7 of this Agreement.

                                      38.



9.2      Fulfilment

Subject to the other provisions of this Agreement, the Purchaser will use its commercially reasonable efforts to cause the conditions listed in Article 14 hereof to be satisfied on the Closing Date to the extent that the fulfilment of such conditions is within its control.


9.3      Confidentiality

The terms and conditions of the Confidentiality Agreement, as it relates to the Purchaser's obligation to maintain in confidence certain information received from the Vendor, and not to use certain information received from the Vendor except in connection with this Agreement, is hereby incorporated herein by this reference. This Section 9.3 shall terminate upon consummation of the transaction contemplated hereby.



                                   ARTICLE 10

                                  ENVIRONMENTAL


10.1     Environmental Investigations

Within 7 days from the date of this Agreement, the parties, acting reasonably, shall agree on the identity of a qualified environmental consulting engineering firm (the "Environmental Consultant") to conduct a Phase I environmental investigation (the "Environmental Investigation") of the Real Property. The Vendor and the Purchaser agree that the Environmental Consultant shall have access to the Real Property under the terms of the access agreement (the "Access Agreement") annexed hereto as Schedule 10.1. The Environmental Consultant shall be retained by the Vendor's solicitors on a privileged and confidential basis to conduct the Environmental Investigation and to provide a Draft Report (the "Draft Report") of its findings to the Vendor's Solicitors on or before September 1, 1998. The Vendor shall cause its employees to co-operate with the Environmental Consultant. The Vendor shall have the right to control all work done by the Environmental Consultant in accordance with the Access Agreement. The Vendor and the Purchaser agree to be equally

                                      39.


responsible for the cost of the Environmental Investigation and each agrees to pay one-half of all invoices from the Environmental Consultant forthwith upon receipt.


10.2     Draft Report

Upon receipt of the Draft Report of the Environmental Consultant, the Vendor's solicitors shall provide a copy of the Draft Report on a privileged and confidential basis to the Vendor and to the Purchaser's solicitors for review and discussion with the Purchaser. The Purchaser agrees to keep the Draft Report on a privileged and confidential basis pursuant to the terms and conditions set forth in the Confidentiality Agreement. The Draft Report shall be the property of the Vendor. Upon Closing, the Draft Report shall become the property of the Purchaser. In the event that this Agreement is terminated for any reason, the Draft Report shall remain the property of the Vendor and all copies of the Draft Report shall be returned to the Vendor.


10.3     Access to Real Property

The Environmental Consultant shall have access to the Real Property during normal business hours upon reasonable notice at its own risk for the purpose of conducting the Environmental Investigation. The Purchaser agrees that the Environmental Investigation will be non-intrusive and that any damage caused by the Environmental Investigation will be repaired and mitigated as soon as practicable and at the sole cost and expense of the Purchaser.

10.4     Conduct of the Work

The Purchaser shall conduct the work in the following manner:

         (a) The Eligible Environmental Cost shall be incurred by the Purchaser utilizing the services of persons who are commercially viable and qualified and experienced in such matters.

         (b) The Eligible Environmental Cost shall be incurred in accordance with all reasonable safety rules and regulations of the Purchaser governing the Real Property and all applicable laws.

                                      40.


         (c) During the period in which the Eligible Environmental Cost is incurred, the Vendor shall have full access to the Real Property and may conduct tests and inspections from time to time in accordance with the Access Agreement annexed as
                  Schedule 10.1.

         (d) The Purchaser shall keep and maintain true and accurate records as may be necessary to verify any amounts in respect of the Eligible Environmental Cost and in respect of all payments, credits and debits in respect thereof. The Purchaser shall provide the Vendor with access to and copies of such records and other information maintained by the Purchaser as may be necessary for the verification of such amounts. If the Vendor disputes the calculation or propriety of any of the amounts charged, credited or debited by the Purchaser such dispute shall be resolved by arbitration in accordance with Paragraph 19.3(b).


10.5     Cost Sharing

The Vendor and the Purchaser shall share the Eligible Environmental Cost incurred in connection with any condition on the Purchased Assets in accordance with the following formula:

         (a) the Purchaser shall pay, and shall not seek any contribution, indemnity or reimbursement from the Vendor in any way whatsoever for the first TWO MILLION ($2,000,000) DOLLARS or less of the Eligible Environmental Cost (which amount is expressly excluded from the calculation of the Threshold Amount under Section 18.3);

         (b) the Vendor and the Purchaser shall pay the Eligible Environmental Cost in excess of TWO MILLION ($2,000,000) DOLLARS up to and including TEN MILLION ($10,000,000) DOLLARS in the following ratio: Purchaser, 25 Percent; Vendor, 75 Percent;

         (c) the Vendor and the Purchaser shall pay the Eligible Environmental Cost in excess of TEN MILLION ($10,000,000) DOLLARS up to and including TWENTY MILLION

                                      41.


                  ($20,000,000) DOLLARS in the following ratio: Purchaser, 50 Percent; Vendor, 50 Percent,

         (d) the Vendor and the Purchaser shall pay the Eligible Environmental Cost in excess of TWENTY MILLION ($20,000,000) DOLLARS, up to a maximum of ONE HUNDRED MILLION ($100,000,000) DOLLARS; in the following ratio: Purchaser, 35 Percent; Vendor, 65 Percent,

         (e) the Vendor shall have no obligation to pay in excess of the amounts set out in this Section 10.5 in respect of the Eligible Environmental Cost. The Vendor shall have no obligation to pay any additional sum to the Purchaser for breaches of representations or warranties set out in Section
                  6.12 to Schedule 6.1 and acknowledges that the payments under this Section constitute satisfaction of any claim the Purchaser might make arising in connection with the representations and warranties set out in Section 6.12 to
                  Schedule 6.1.

The Vendor's obligation to make any payment to the Purchaser with respect to the Eligible Environmental Cost shall be limited to the payments provided for in this Section 10.5. The Vendor's obligation to make any payment to the Purchaser under this Section 10.5 shall survive Closing and continue in full force and effect for the benefit of the Purchaser for a period of 15 years from the Closing Date. From and after the date which is 15 years from the Closing Date, the Vendor shall have no further liability to the Purchaser under this Section 10.5.


10.6     Dispute Resolution

In the event that the parties are unable to agree on the entitlement of the Purchaser to any part of or the amount of any portion of the Eligible Environmental Cost, the parties shall cooperate in good faith in attempting to resolve the dispute and if the parties fail to resolve any such dispute within ten business days of the receipt of the environmental notice, such dispute shall be determined by arbitration in accordance with Paragraph 19.3(b).

                                      42.


10.7     Environmental Indemnity

The Vendor shall indemnify the Purchaser from and against any Claim wherein the Claimant alleges that any Loss, or any damages of any nature whatsoever, was suffered or incurred as a result of a release or discharge of any Hazardous Substance that occurred prior to the Time of Closing, which Hazardous Substance leaves or left the Purchased Assets prior to the Time of Closing and which originated from the Purchased Assets (the "Claim"). For purposes of this paragraph, Claimant shall not include the Purchaser. The carriage and defence of the Claim shall be conducted in accordance with Section 18.4. There shall be no limitation period and no maximum amount for the Indemnity under this Section 10.7.



                                   ARTICLE 11

                          EMPLOYEE AND PENSION MATTERS

11.1     Employees

         (a) Subject to the Closing taking place as herein contemplated, the Purchaser shall offer employment:

                  (i) effective the Closing Date, to each of the Non-union Employees, except the Excluded Employees, who are not Disabled Non-Union Employees;

                  (ii) to each of the Disabled Non-Union Employees, effective the date each such Employee is fit to return to work, provided each such Employee provides confirmation of fitness to return to work within 180 days immediately following the Closing Date;

on terms and conditions which, in the aggregate, are no less favourable than the Employee Benefits as were in effect with respect to each such Employee on the Closing Date. The Employees who accept such offer of employment are referred to herein as the "Non-union Transferred Employees". The Purchaser shall recognize the service of the Non-union Transferred Employees that was recognized by the Vendor in the administration of the Employee Benefits as at the Closing Date, for

                                      43.


all purposes including eligibility for membership, vesting and locking-in under the benefit plans established or designated by the Purchaser.

         (b) Subject to Closing taking place as herein contemplated, the Purchaser shall continue to employ the Union Employees on the same terms and conditions of employment and with respect to Employee Benefits as applied on the Closing Date, except as may be amended in collective bargaining negotiations subsequent to the date of this Agreement, and shall recognize the service of the Union Employees for all purposes.

         (c) Subject to Closing taking place as herein contemplated, the Purchaser shall recognize the labour union(s) or employee association(s) that represent Union Employees as the bargaining agent(s) for such Employees and agrees to be bound by and observe all of the terms, conditions, rights and obligations of the Vendor under any applicable collective agreement(s) and as may be amended in collective bargaining negotiations subsequent to the date of this Agreement, to the extent that such collective agreement(s) apply to the Union Employees, as if the Purchaser were an original signatory thereto.

         (d) Subject to Closing taking place as herein contemplated, the Purchaser covenants and agrees to honour and comply with the terms of those existing written employment and severance agreements of the Vendor with respect to the Non-union Transferred Employees which are disclosed to the Purchaser, excluding any change of control agreement to which the Vendor is a party. The Purchaser also agrees that for a period of one year from the date hereof, it will deal with the Non-union Transferred Employees whose employment may be terminated after the Effective Time in a fair and equitable manner consistent with the existing termination policies of the Vendor as disclosed to the Purchaser.

         (e) The Vendor will be responsible for all obligations and liabilities for wages, severance pay, termination pay, notice of termination of employment or pay in lieu of notice, damages for wrongful dismissal or other Employee Benefits or Claims or awards of Tribunals (regardless of date of decision) for matters incurred or arising prior to the Closing Date in respect of all Employees.

                                      44.


         (f) Effective from the Closing Date, the Purchaser assumes all obligations and liabilities in respect of wages, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other Employee Benefits or Claims of all Non-union Transferred Employees and all Union Employees.


11.2     Employee Benefit Plans

         (a) Effective the Closing Date, the Purchaser shall establish plans in order to provide Employee Benefits as provided in Paragraph 11.1(a) of this Agreement. Subject to the insurer's consent, which the Purchaser shall use its reasonable commercial efforts to obtain, the Purchaser shall cause such plans to waive any pre-existing condition limitations, accept any pre-approvals, and honour any deductibles and out-of-pocket expenses incurred by Non-union Transferred Employees who participate in the applicable Employee Benefit plans provided by the Vendor on the Closing Date and their dependants and survivors.

         (b) The Purchaser shall provide the Vendor with such access to the Non-union Transferred Employees, and such information within the possession or control of the Purchaser, which the Vendor reasonably requests, in order to assist the Vendor in (a) administering and defending claims against the Vendor with respect to the Employee Benefits of the Employees, the Former Employees and their dependants and survivors, and (b) administering benefits to which the Former Employees and their dependants and survivors are entitled, in particular, post-retirement health and welfare benefits.


11.3     Pension and Retirement Plans

         (a)      List of plans

                  This Section 11.3 deals with the following plans:

                  -- Executive Staff Retirement Plan (1976) of Avenor Inc. (the "Vendor's 1976 Staff Plan");

                  -- Supervisory Employees' Retirement Plan (1976) of Avenor Inc. (the "Vendor's 1976 Supervisory Plan");

                                      45.


                  -- Employees' Retirement Plan (1981) of Avenor Inc. (the "Vendor's 1981 Union Plan");

                  -- Supplemental Retirement Benefit Plan for Grade 12 and over Employees of Avenor Inc., dated November 28, 1997 (the "Vendor's Supplemental Plan for Grade 12 and Over");

                  -- Supplemental Retirement Benefit Plan for Grade 11 and under Employees of Avenor Inc., dated November 28, 1997 (the "Vendor's Supplemental Plan for Grade 11 and Under"); and

                  -- obligations described in the "Addendum to the Ear Falls Partnership Agreement" dated July 20, 1998, a copy of which has been provided by the Vendor to the Purchaser ("Ear Falls Plan").

         (b)      Vendor's Pension Plans

                  (i)      Assignment of Pension Benefits

                           The Vendor shall assign to the Purchaser and the Purchaser shall assume the obligations of the Vendor with respect to the benefits of the Non-union Transferred Employees who are members of the Vendor's 1976 Staff Plan and the Vendor's 1976 Supervisory Plan, all in accordance with this Paragraph 11.3(b).

                  (ii)     Purchaser Establishes New Plans

                           The Purchaser shall promptly establish and register, effective the Closing Date, with the appropriate federal and provincial regulators, at its own expense, a pension plan (the "Purchaser's Staff Plan") which provides pension benefits and ancillary benefits (excluding any right to surplus) no less favourable than those of the Vendor's 1976 Staff Plan as at the Closing Date and a pension plan (the "Purchaser's Supervisory Plan") which provides pension benefits and ancillary benefits (excluding any right to surplus) no less favourable than those of the Vendor's 1976 Supervisory Plan as at the Closing Date.

                                      46.


                  (iii)    Termination of Accrual Under Vendor's Plans

                           Effective the Closing Date the Non-union Transferred Employees who are members of the Vendor's 1976 Staff Plan shall cease to accrue benefits thereunder and shall begin to accrue benefits under the Purchaser's Staff Plan and the Non-union Transferred Employees who are members of the Vendor's 1976 Supervisory Plan shall cease to accrue benefits thereunder and shall begin to accrue benefits under the Purchaser's Supervisory Plan. The Purchaser's Staff Plan and the Purchaser's Supervisory Plan (the "Purchaser's Plans") shall provide that for the purposes of determining the period of employment for any eligibility or determining benefit entitlement (but not benefit accrual), employment of the Non-union Transferred Employees with the Vendor or any affiliate or predecessor of the Vendor shall be recognized as continuous unbroken employment with the Purchaser.

                  (iv)     Pension Benefits For Pre-Closing Service

                           Subject to the receipt by the Purchaser's Staff Plan of the assets described in Paragraph 11.3(b)(xii) hereof, the Purchaser's Staff Plan shall provide to the Non-union Transferred Employees who are members of the Vendor's 1976 Staff Plan as at the Closing Date, pension benefits and ancillary benefits (excluding any right to surplus) which are the same as the pension benefits and ancillary benefits (excluding any right to surplus) provided for such individuals under the Vendor's 1976 Staff Plan as constituted at the Closing Date (inclusive of future salary increases and bonus payments), and as modified by amendments to the Purchaser's Staff Plan, if any, required by applicable laws. Subject to the receipt by the Purchaser's Supervisory Plan of the assets described in paragraph 11.3(b)(xii) hereof, the Purchaser's Supervisory Plan shall provide to the Non-union Transferred Employees who are members of the Vendor's 1976 Supervisory Plan as at the Closing Date, pension benefits and ancillary benefits (excluding any right to surplus) which are the same as the pension benefits and ancillary benefits (excluding any right to surplus) provided for such individuals under the Vendor's 1976 Supervisory Plan as constituted at the Closing Date (inclusive of future salary increases and bonus payments), and as modified by amendments to the Purchaser's Supervisory Plan, if any, required by applicable laws.

                                      47.


                  (v)      Calculation of Pension Transfer Amounts

                           The Vendor shall instruct an actuary (the "Vendor's Actuary") to determine as soon as practicable, and in no event later than ninety (90) days after the Closing Date, the Staff Plan Transfer Amount (as defined below) and the Supervisory Plan Transfer Amount (as defined below). The Vendor's Actuary shall calculate the value of the pro rata share of the assets of the Vendor's 1976 Staff Plan (the "Staff Plan Transfer Amount") held in respect of benefits for the Non-union Transferred Employees who are members thereof as at the Closing Date, pro rated on the basis of the liabilities attributable to such individuals and the total liabilities of the Vendor's 1976 Staff Plan as at the Closing Date, determined on a going concern basis using the methods and assumptions which were set out in writing in the Report on the Actuarial Valuation for Funding Purposes as at December 31, 1996 in respect of the Vendor's 1976 Staff Plan, dated October 1997, by William M. Mercer Limited (the "Mercer 1996 Staff Plan Report"), with the following exceptions:

                           --       investment return of 7.5% per annum;

                           --       inflation rate of 3.5% per annum;

                           -- increases in pensionable earnings at the rate of 4.0% per annum plus merit increases on an age-related basis and promotions as shown in the Mercer 1996 Staff Plan Report;

                           -- increases in YMPE at the rate of 4.0% per annum;

                           -- increases in the calculation of the maximum pension permitted under the Income Tax Act (Canada) at the rate of 4.0% per annum commencing 2005; and

                           -- no account will be taken of the terminations or retirements that occur under the Optimal Employment Strategy program following the Closing Date.

                           The Vendor's Actuary shall also calculate the value of the pro rata share of the assets of the Vendor's 1976 Supervisory Plan (the "Supervisory Plan Transfer Amount") held in respect of benefits for the Non-Union Transferred Employees who are members thereof as at the Closing Date, pro rated on the basis of the liabilities attributable to such individuals and the total liabilities of the Vendor's 1976

                                      48.


                           Supervisory Plan as at the Closing Date, determined on a going concern basis using the methods and assumptions which were set out in writing in the Report in the Actuarial Valuation for Funding Purposes as at December 31, 1996 in respect of the Vendor's 1976 Supervisory Plan, dated October 1997, by William M. Mercer Limited, with the exceptions set out above in respect of the calculation of the Staff Plan Transfer Amount.

                  (vi)     Transfer Reports

                           Forthwith upon determination of each of the Staff Plan Transfer Amount and the Supervisory Plan Transfer Amount, the Vendor shall cause the Vendor's Actuary to provide to the Purchaser a report in respect of the calculation of each of the Staff Plan Transfer Amount and the Supervisory Plan Transfer Amount which reports shall include such information as may be required to obtain the consent of the Ontario Superintendent of Financial Services to the transfer of pension assets and liabilities contemplated in this Paragraph 11.3(b) (the "Transfer Reports").

                  (vii)    Review of Report by Purchaser

                           The Vendor shall furnish to the Purchaser such information and data as may be reasonably required or requested by the Purchaser in order to review the Transfer Reports.

                  (viii)   Purchaser Disputes Report

                           If the Purchaser questions or disagrees with the calculation of the Staff Plan Transfer Amount or the Supervisory Plan Transfer Amount, the Purchaser may, within forty-five (45) days after delivery of the applicable Transfer Report, deliver a notice to the Vendor questioning or disagreeing with the applicable Transfer Report and setting forth its calculation of the amount. Any such notice of disagreement shall specify those items or amounts as to which the Purchaser questions or disagrees, and the Purchaser shall be deemed to have agreed with all other items and amounts contained in the applicable Transfer Report.

                                      49.


                  (ix)     Pension Referee

                           If a notice is delivered pursuant to Paragraph 11.3(c)(viii), the Purchaser and the Vendor, during the 15 days following delivery of such notice, shall use their best efforts to reach agreement on the disputed items or amounts in order to determine the applicable Transfer Amount(s). If during such period, the Purchaser and the Vendor are unable to reach such agreement, they shall promptly thereafter cause Towers Perrin (Toronto Office), or such other internationally recognized actuarial consulting firm as may be agreed to by the Purchaser and the Vendor (the "Pension Referee"), promptly to review all information and data which was available to the Vendor's Actuary, for the purpose of calculating the applicable Transfer Amount(s). There shall only be one Pension Referee appointed to review all disputed items or amounts pursuant to this Paragraph 11.3(c)(ix). In making such calculation, the Pension Referee shall apply the applicable actuarial valuation assumptions, actuarial methodology and other assumptions set out in Paragraph 11.3(b)(v). The Pension Referee shall deliver to the Purchaser and the Vendor, as promptly as practicable, a written report setting forth such calculation. Such report shall be final and binding upon the Vendor and the Purchaser. The cost of such review and report shall be borne equally by the Purchaser and the Vendor.

                  (x)      Deemed acceptance of Report

                           If no notice is delivered by the Purchaser to the Vendor pursuant to Paragraph 11.3(c)(viii), the Purchaser shall be deemed to have accepted and agreed with the Transfer Reports delivered to the Purchaser pursuant to Paragraph 11.3(c)(vi).

                  (xi)     Regulatory Consent

                           Within sixty (60) days following the acceptance of a Transfer Report by the Purchaser or the decision of the Pension Referee, as applicable, the Vendor shall submit the Transfer Report to the Ontario Superintendent of Financial Services to obtain the regulatory consent required by law to the transfer of assets and liabilities as set out in the applicable Transfer Report. If required by the Ontario Superintendent of Financial Services or applicable laws, the Vendor shall consult with the Purchaser and shall make changes to the Transfer Report to which the Purchaser consents in writing, provided that the Purchaser shall not unreasonably withhold its consent.

                                      50.


                  (xii)    Transfers

                           As soon as practicable, and in no event later than sixty (60) days after its receipt of the required consent of the Ontario Superintendent of Financial Services with respect to the applicable Transfer Report, the Vendor shall cause to be transferred to the applicable Purchaser's Plan, in accordance with the applicable Transfer Report, cash (or securities acceptable to the Purchaser) in an amount equal to the Staff Plan Transfer Amount or the Supervisory Plan Transfer Amount, adjusted to take account of benefits and other disbursements paid from the applicable Vendor's Plan, in respect of the Non-union Transferred Employees, as applicable, from the Closing Date to the date of such transfer, and adjusted further to take account of investment gains or losses at the same rate as the investment gains or losses experienced by the applicable Vendor's Plan during the relevant period.

                  (xiii)   Standard Life Group Annuities

                           The parties acknowledge that there are certain pension benefits provided under the Vendor's Plans which are funded pursuant to group annuity policies issued by Standard Life Assurance Company (the "Standard Life Group Annuities"). Prior to the Closing Date the Vendor and the Purchaser shall negotiate with Standard Life Assurance Company on terms acceptable to all of them in order to create one or more additional group annuity policies (the "New Group Annuities") (at no cost to the Vendor or Purchaser) which shall be held by or in respect of the Vendor's Plans, in respect of benefits allocable to the Non-union Transferred Employees under the Standard Life Group Annuities, in substitution for such benefits payable to or in respect of the Non-union Transferred Employees under the Standard Life Group Annuities. Subject to the Closing taking place as herein contemplated, the Vendor shall assign or cause to be assigned to the Purchaser, and the Purchaser shall assume, the New Group Annuities, provided that no such assignment and assumption shall occur prior to completion of the applicable transfer contemplated in Paragraph 11.3(b)(xii).

                  (xiv)    Release and Discharge

                           Upon the completion of the transfers contemplated in this subsection 11.3(b), as of the Closing Date, the Vendor, the Vendor's Plans and their respective agents shall be completely discharged of all or

                                      51.

                           their obligations and liabilities with respect to the pension benefits accrued by the Non-union Transferred Employees under the Vendor's Plans.

         (d)      Supplementary Retirement Plan Obligations

                  The Purchaser shall assume from the Vendor and the Vendor shall be relieved by the Purchaser of the Vendor's obligations to provide pension and ancillary benefits to the Non-union Transferred Employees and their beneficiaries under the Vendor's Supplemental Plan for Grade 12 and Over and the Vendor's Supplemental Plan for Grade 11 and Under, with respect to service prior to the Closing Date.

         (e)      Assignment of Plans

                  Subject to the Closing taking place as herein contemplated, on and with effect from the Closing Date, the Vendor and the Purchaser shall enter into an assignment and assumption agreement in respect of each of the Vendor's 1981 Union Plan and the Ear Falls Plan, on mutually satisfactory terms and conditions. It is expressly acknowledged and agreed by the Vendor that the Purchaser is not assuming any obligations or liabilities of the Vendor, its Affiliates, the Vendor's 1981 Union Plan, or any of their agents or administrators in respect of the operation, administration or investment of the Vendor's 1981 Union Plan prior to the Closing Date except the obligation to pay pensions following the Closing Date.

11.4     U.S. Employees

Subject to the Closing taking place as herein contemplated, the Purchaser shall offer employment to certain employees of a U.S. affiliate of the Vendor who currently provide services in the United States exclusively in connection with the Business, on no less favourable terms and conditions as to employee benefits as were in effect on the Closing Date. The Purchaser shall recognize the service of such individuals who accept such offer that was recognized by the Vendor in administering the employee benefits of such individuals as at the Closing Date, for all purposes including eligibility for membership, vesting and locking-in under the benefit plans established or designated by the Purchaser.

                                      52.


                                   ARTICLE 12

             BULK SALES ACT; INVESTMENT CANADA ACT; COMPETITION ACT;
                         HART-SCOTT-RODINO ANTITRUST ACT


12.1     Bulk Sales Act Waiver

The Purchaser hereby waives compliance with the Bulk Sales Act. The Vendor agrees to indemnify and save Purchaser harmless from any Claims or Losses actually suffered by Purchaser as a result of such non-compliance, without regard to the limitations set forth in Section 18.3.


12.2     Investment Canada Act

         (a) The Purchaser shall promptly, but in no event later than 15 Business Days after the date hereof, make an application under the Investment Canada Act (Canada) in connection with the proposed investment in the Purchased Assets by the Purchaser.

         (b) The Purchaser shall use its reasonable commercial efforts to cause the Minister responsible for the Investment Canada Act, the Minister of Industry, to be satisfied, or to be deemed to be satisfied, that the investment is likely to be of net benefit to Canada.

         (c) The Vendor shall use its reasonable commercial efforts to cooperate with and assist the Purchaser in making such application. Subject to information being competitively sensitive, each party shall supply the other with copies of all written material supplied or filed by it after the date hereof under the Investment Canada Act, including the Purchaser's application under such Act, forthwith after such material is supplied or filed and shall indicate thereon the date of supply or filing. Each party shall also supply the other with copies of all notices or other correspondence received from or the details of any communications with the Minister of Industry or any other person on his behalf promptly after receipt of such notices or exchange of other correspondence or the occurrence of such communications.

                                      53.


12.3     Competition Act (Canada)

         (a) Each of the Vendor and Purchaser shall promptly, but in no event later than 15 Business Days after the date hereof, file or cause to be filed with the Director of Investigation and Research appointed under the Competition Act (Canada) the notification required to be filed under section 114 of the Competition Act with respect to the proposed transaction contemplated herein. The Purchaser shall pay the filing fee in respect of such notification.

         (b) The Vendor and Purchaser shall use their reasonable commercial efforts to cause the Director of Investigation and Research appointed under the Competition Act to advise that he does not intend to make an application to the Competition Tribunal in respect of the transactions contemplated herein.

         (c) The Vendor shall use its reasonable commercial efforts to cooperate with and assist the Purchaser in making such notification. Subject to information being competitively sensitive, each party shall supply the other with copies of all written material supplied or filed by it after the date hereof under the Competition Act, including the notification under such Act, forthwith after such material is supplied or filed and shall indicate thereon the date of supply or filing. Each party shall also supply the other with copies of all notices or other correspondence received from or the details of any communications with the Director or any other person on his behalf promptly after receipt of such notices or exchange of other correspondence or the occurrence of such communications.


12.4     Hart-Scott-Rodino Antitrust Act

         (a) Each of the Purchaser and the Vendor shall promptly, but in no event later than 15 Business Days after the date hereof, file with the Federal Trade Commission and the United States Department of Justice the notifications and reports required to be filed pursuant to the HSR Act and shall promptly file any supplemental information that may reasonably be requested in connection therewith, which notifications and reports and filing of supplemental information will comply in all material respects with the requirements of HSR Act.

                                      54.


         (b) Without limiting the provisions set forth in Paragraph 12.4(a) above, the Purchaser shall use reasonable commercial efforts to take or cause to be taken all actions necessary, proper and advisable to obtain any consent, waiver, approval or authorization relating to the HSR Act that is required for the completion of the transaction contemplated herein.

         (c) Subject to advice of counsel, the Purchaser shall use commercially reasonable efforts to defend or cause to be defended any Legal Proceeding brought against it or any of its affiliates under the HSR Act challenging this Agreement or the completion of the transaction contemplated by this Agreement.

         (d) Each of the parties shall furnish to the other party such information as such other party may reasonably request in order to make such filings as it may be legally required to make under the HSR Act. The Vendor shall use its commercially reasonable efforts to cooperate with and assist the Purchaser in providing such information. Each party shall also supply the other with copies of all written notices or information supplied or filed by it after the date hereof under the HSR Act forthwith after such notices or information are supplied or filed and shall indicate thereon the date of supply or filing. Each party shall also supply the other with copies of all notices or other correspondence received from or the details of any communications with the Federal Trade Commission or United States Department of Justice or any other Person on his behalf promptly after receipt of such notices or exchange of other correspondence or the occurrence of such communications.


                                   ARTICLE 13

                       PURCHASER'S CONDITIONS OF CLOSING


13.1     Conditions for the Benefit of the Purchaser

The obligation of the Purchaser to complete the purchase of the Purchased Assets and the assumption of the Assumed Liabilities on the Closing Date shall be subject to the satisfaction or the waiver by the Purchaser of the following conditions on or prior to the Closing Date:

                                      55.


13.1.1   Truth of Representations and Warranties of the Vendor

         (a) Subject to Section 13.1.1(b), the representations and warranties of the Vendor contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement:

                  (i) which are qualified by materiality shall be true and correct on the date hereof and at the Time of Closing in all respects; and

                  (ii) which are not so qualified shall be true and correct at the Time of Closing, except to the extent that any inaccuracy or incorrectness would not materially adversely affect, either individually or in the aggregate, the Purchased Assets or Business or the completion of the transactions herein;

with the same force and effect as if such representations and warranties had been made on and as of each of such times. The Vendor shall deliver to the Purchaser at the Time of Closing certificates, affidavits, statutory declarations or other evidence to such effect and to the effect that as of the Closing Date each of the conditions set forth in this Article 13 have been complied with.

         (b) The Purchaser will have accepted, and will be reasonably satisfied with, any matter added to the Disclosure Statement pursuant to Section 8.5. Notwithstanding the foregoing, however, if the Purchaser reasonably objects, in writing, to any matter added to the Disclosure Statement the Purchaser will nevertheless be obligated to complete the transaction contemplated by this Agreement unless any such matters will have a material adverse effect on the Business; provided, however, that the Purchaser's closing of the transaction contemplated by this Agreement will not be deemed to be a waiver of any breach of the representations and warranties regarding any matter added to the Disclosure Statement as to which the Purchaser has reasonably objected within five (5) Business Days after receipt of written notice of such addition.

                                      56.



13.1.2   Performance of Covenants, etc. by the Vendor

The Vendor shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by the Vendor at or prior to the Time of Closing including, without limitation, the covenants set forth in
Article 8.


13.1.3   Corporate Consents, etc.

         (a) Consents to the assignment of the Required Contracts shall have been obtained.

         (b) all consents obtained to the assignment of Purchased Assets shall be on terms and conditions reasonably satisfactory to the Purchaser.

         (c) (i) The applicable waiting period under section 123 of the Competition Act (Canada) shall have expired and (x) the Purchaser shall have been advised in writing by the Director of Investigation and Research appointed under such Act that he has determined not to make an application for an order under section 92 of the Competition Act in respect of the transaction herein contemplated or (y) an advance ruling certificate shall have been issued under section 102 of the Competition Act in respect of the transaction contemplated;
or

             (ii) An advance ruling certificate shall have been issued under section 102 of the Competition Act in respect of the transaction contemplated.

         (d) The Minister responsible for the Investment Canada Act (Canada) shall be satisfied, and shall have so advised the Purchaser in writing, or shall be deemed to be satisfied that the acquisition of the Business and the Purchased Assets by the Purchaser as herein contemplated is likely to be of net benefit to Canada.

         (e) The HSR Act shall have been fully complied with (including without limitation, compliance with the information furnishing and waiting period requirements thereof) or such compliance shall have been waived by the Tribunal having authority to give such waiver.

                                      57.


13.1.4   No Action Taken Restricting Sale

There shall not be in effect any law or any judgment directing that the transaction contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable best efforts to have any such judgment vacated; and there shall have been no law enacted or promulgated which would make consummation of the transaction illegal. No legal action or proceeding in any jurisdiction will be pending or threatened by any Person, other than a party to this Agreement, to enjoin, restrict or prohibit:

         (a) the sale and purchase of the Purchased Assets as contemplated hereby; or

         (b)      the right of the Purchaser to conduct the Business.


13.1.5   Forestry Consents

The Purchaser and the Vendor shall obtain all of the necessary consents, approvals and licenses from the Ministry of Natural Resources (Ontario) to permit the Vendor to assign to the Purchaser those Licenses (including the Sustainability Forest Licences under the Crown Forest Sustainability Act (Ontario)) which are listed in numbers 1 and 2 of Schedule 6.11 to the Disclosure Statement, and the said Minister shall have issued to the Purchaser such forest resource processing facility licences under the said Act as are necessary to be issued thereunder to permit the Purchaser to conduct the Business, all on terms reasonably acceptable to the Purchaser, it being agreed that the conditions set out in: (i) the second sentence of Paragraph 4; (ii) Paragraph 7; (iii) Paragraph 10(d); and (iv) Paragraph 15, of the undated letter of the Ministry of Natural Resources in response to the letter of Richard K. Hamilton of Bowater Incorporated dated May 28, 1998 would be acceptable to the Purchaser as reasonable.


13.1.6   Fibre Supply Agreements

The Vendor and Purchaser shall execute and deliver at the Time of Closing, fibre supply and purchase agreements substantially in the form set forth in Schedules 13.1.6A and 13.1.6B.

                                      58.


13.1.7   Shared Services Agreement

The Vendor and Purchaser shall execute and deliver at the Time of Closing, a shared services agreement substantially in the form set forth in Schedule 13.1.7.


13.1.8   No Material Adverse Change

There shall not have occurred a material adverse change to the Purchased Assets or Business, nor shall there have occurred any event which would reasonably likely result in a material adverse change to the Purchased Assets or Business, it being agreed that any changes in economic, market or other forces or conditions which are external to the Business shall not constitute a material adverse change. In the event the Purchaser becomes aware of an occurrence of such a material adverse change or an event which would reasonably likely result in such a material adverse change, the Purchaser shall promptly provide written notice to the Vendor following the Purchaser becoming aware of such material adverse change or event.

13.1.9   Planning Act

The subdivision control provisions of the Planning Act (Ontario) will have been complied with, by the Vendor at its expense, such that all portions of the Real Property that are required to enable the Purchaser to operate the Business in substantially the same manner in which the Business is currently being operated and any Real Property that may be required for any reasonable expansion of the Business can be transferred to the Purchaser in compliance with such provisions. With respect to any other portions of the Real Property, the Vendor shall use reasonable commercial efforts after the Closing Date to obtain any necessary consents in final and binding form, to enable the Vendor to transfer any such portions of the Real Property to the Purchaser in compliance with the subdivision control provisions of the Planning Act (Ontario) free from Encumbrances, save and except those set out in Parts 1 and 2 of Exhibit 6 to
Schedule 6.14 of the Disclosure Statement.

                                      59.


If the Vendor using reasonable commercial efforts is unable to obtain consent under the subdivision control provisions of the Planning Act (Ontario) to severance with respect to the Mercury Parcel and the reservation of easement referred to in Section 17.6 in final and binding form prior to Closing then the Purchaser agrees to accept title to the Mercury Parcel and the Vendor shall transfer the Mercury Parcel to the Purchaser on the Closing Date. In such event the Vendor shall continue to use reasonable commercial efforts after the Closing Date at its sole expense to obtain such consent in final and binding form and if and when obtained the Purchaser shall transfer the Mercury Parcel back to the Vendor together with the benefit of said easement and the Vendor will accept such transfer. If the Purchaser is required to take title to the Mercury Parcel the Mercury Parcel shall be considered as part of the Purchased Assets with respect to Article 10.

13.1.10  Retail Sales Tax Act

If applicable, the Vendor will have delivered to the Purchaser a certificate issued by the Ministry of Finance of Ontario pursuant to Section 6 of the Retail Sales Tax Act (Ontario) which indicates that the Vendor has paid or made arrangements to pay all taxes collectable or payable under the said Act up to the Closing Date.

13.1.11  Form of Documents

All documents to be delivered to the Purchaser at Closing pursuant to the terms of this Agreement will be in a form satisfactory to the Purchaser, acting reasonably.

13.1.12  Transfer of Real Property

The Vendor shall have transferred to the Purchaser good and marketable title to all portions of the Real Property that are required to enable the Purchaser to operate the Business in

                                      60.


substantially the same manner in which the Business is currently being operated and any Real Property or any portion of the Real Property that may be required for any reasonable expansion of the Business free from Encumbrances save and except those set out in Part 1 of Exhibit 6 to Schedule 6.14 of the Disclosure Statement and the liens, encumbrances and other matters disclosed by the registered title as described in Part 2 of Exhibit 6 to Schedule 6.14 of the Disclosure Statement.


13.2     Non-Fulfilment of Conditions, etc. for the Benefit of the Purchaser

In the event that any condition, obligation, covenant or agreement of the Vendor to be fulfilled and/or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this Article 13, shall not be fulfilled and/or performed, at or prior to the Time of Closing, the Purchaser may not elect to not complete the transaction contemplated in this Agreement or exercise any termination right arising therefrom unless the Purchaser has delivered a written notice to the Vendor specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Purchaser is asserting as the basis for non-fulfilment of the applicable condition precedent or termination right, as the case may be. If any such notice is delivered, provided that the Vendor is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Purchaser may not rescind or terminate this Agreement until the expiration of a period of 30 days from such notice; and, if such extension would postpone the Closing Date beyond November 30, 1998, the parties shall be deemed to have agreed to extend the Closing Date to such 30th day. If after such 30 day period, such matter is not cured, the Purchaser may rescind this Agreement by notice to the Vendor, without limiting any other right of the Purchaser, and in such event the Purchaser shall be released from all obligations hereunder except the covenant to maintain the confidentiality of certain information under the Confidentiality Agreement; provided, however, that any of the said conditions, obligations, covenants or agreements may be waived in whole or in part by the Purchaser without prejudice to the Purchaser's right of rescission in the event of the non-fulfilment and/or non-performance of any

                                      61.


other material condition, obligation, covenant or agreement, any such waiver to be binding on the Purchaser only if the same is in writing.


                                   ARTICLE 14

                         VENDOR'S CONDITIONS OF CLOSING


14.1     Conditions for the Benefit of the Vendor

The obligation of the Vendor to complete the sale of the Business on the Closing Date shall be subject to the satisfaction or the waiver by the Vendor of the following conditions on or prior to the Closing Date:


14.1.1   Truth of Representations and Warranties of the Purchaser

The representations and warranties of the Purchaser contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration, agreement or other document delivered or given pursuant to this Agreement (including, without limitation, the representations and warranties set forth in Article 7):

         (i) which are qualified by materiality shall be true and correct on the date hereof and at the Time of Closing in all respects; and

         (ii) which are not so qualified shall be true and correct in all material respects at the Time of Closing, except to the extent that any inaccuracy or incorrectness would not materially adversely affect, either individually or in the aggregate, the completion of the transaction contemplated herein;

         with the same force and effect as if such representations and warranties had been made on and as of each of such times. The Purchaser shall deliver to the Vendor at the Time of Closing certificates, affidavits, statutory declarations or other evidence to that effect and to

                                      62.


         the effect that as of the Closing Date each of the conditions set forth in this Article 14 has been complied with.


14.1.2   Performance of Covenants, etc. by the Purchaser

The Purchaser shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Time of Closing, including, without limitation, the covenants set forth in Article 10.

14.1.3   Consents, etc.

         (a) (i) The applicable waiting period under section 123 of the Competition Act (Canada) shall have expired and (x) the Purchaser shall have been advised in writing by the Director of Investigation and Research appointed under such Act that he has determined not to make an application for an order under section 92 of the Competition Act in respect of the transaction herein contemplated or (y) an advance ruling certificate shall have been issued under section 102 of the Competition Act in respect of the transaction contemplated;
or

             (ii) An advance ruling certificate shall have been issued under section 102 of the Competition Act in respect of the transactions contemplated.

         (b) The Minister responsible for the Investment Canada Act (Canada) shall be satisfied, and shall have so advised the Purchaser in writing, or shall be deemed to be satisfied that the acquisition of the Business and the Purchased Assets by the Purchaser as herein contemplated is likely to be of net benefit to Canada.

         (c) The Purchaser and the Vendor shall obtain all of the necessary consents, approvals and licenses from the Ministry of Natural Resources (Ontario) to permit the transfer to the Purchaser of the Sustainability Forest Licences issued under the Crown Forest Sustainability Act (Ontario) which are essential to the Business.

         (d) The HSR Act shall have been fully complied with (including, without limitation, compliance with the information furnishing and waiting period requirements thereof) or such compliance shall have been waived by the Tribunal having authority to give such waiver.

                                      63.


14.1.4   No Action Taken Restricting Sale

There shall not be in effect any law or any judgment directing that the transaction contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable best efforts to have any such judgment vacated; and there shall have been no law enacted or promulgated which would make consummation of the transaction illegal. No legal action or proceeding in any jurisdiction will be pending or threatened by any Person, other than a party to this Agreement, to enjoin, restrict or prohibit the sale and purchase of the Purchased Assets as contemplated hereby.


14.1.5   Fibre Supply Agreements

The Vendor and Purchaser shall execute and deliver at the Time of Closing, fibre supply and purchase agreements substantially in the form set forth in Schedules 13.1.6A and 13.1.6B.


14.1.6   Pulp Supply Agreement

The Vendor and Purchaser shall execute and deliver at the Time of Closing, a pulp supply agreement substantially in the form set forth in Schedule 14.1.6.


14.1.7   Form of Documents

All documents to be delivered to the Vendor at Closing pursuant to the terms of this Agreement will be in a form satisfactory to the Vendor, acting reasonably.

14.2     Non-Fulfilment of Conditions etc. for the Benefit of the Vendor

In the event that any condition, obligation, covenant or agreement of the Purchaser to be fulfilled and/or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this Article 14, shall not be fulfilled and/or performed, at or prior to the Time of Closing, the Vendor may not elect to not complete the transaction contemplated in this Agreement or exercise any termination right arising therefrom unless the Vendor has delivered a written notice to the Purchaser specifying in reasonable detail all breaches of covenants,

                                      64.


representations and warranties or other matters which the Vendor is asserting as the basis for non-fulfilment of the applicable condition precedent or termination right, as the case may be. If any such notice is delivered, provided that the Purchaser is proceeding diligently to cure such matter, and if such matter is susceptible to being cured, the Vendor may not terminate this Agreement until the expiration of a period of 30 days from such notice; and, if such extension would postpone the Closing Date beyond November 30, 1998, the parties shall be deemed to have agreed to extend the Closing Date to such 30th day. If after such 30 day period, such matter is not cured, the Vendor may rescind this Agreement by notice to the Purchaser in which event the Vendor shall be released from all obligations hereunder provided, however, that any of the said conditions, obligations, covenants or agreements may be waived in whole or in part by the Vendor without prejudice to its right of rescission in the event of the non-fulfilment and/or non-performance of any other material condition, obligation, covenant or agreement, any such waiver to be binding upon the Vendor only if the same is in writing.

                                   ARTICLE 15

                              CLOSING ARRANGEMENTS


15.1     Date, Time and Place of Closing

The Closing shall take place at the Time of Closing on the Closing Date at the Toronto offices of Fraser & Beatty or at such other time, on such other date and/or at such other place as may be agreed upon by the parties hereto.


15.2     Closing Arrangements

At the Time of Closing and subject to the fulfilment of all the terms and conditions set forth in this Agreement which have not been waived in writing by the parties hereto, respectively:

                                      65.


15.2.1   Purchase and Sale of Business and Purchased Assets

The Vendor shall sell to the Purchaser the Business and the Purchased Assets and the Purchaser shall purchase the Business and the Purchased Assets from the Vendor and pay and satisfy the Purchase Price, in accordance with the terms hereof.


15.2.2   Delivery of Closing Documents

Each party shall deliver to the other such documents as are reasonably requested by such other party for the purposes of completing the transaction contemplated hereby. The Vendor shall deliver to the Purchaser all deeds, conveyances, bills of sale, assurances, transfers, assignments and consents and any other documents as shall be necessary or reasonably requested by the Purchaser to effectively transfer the Purchased Assets (other than those disposed of in the Ordinary course of the Business between the date hereof and the Time of Closing) to the Purchaser and shall deliver to the Purchaser all books, records, books of account, lists of suppliers and customers and all other documents, files, records and other data, financial or otherwise, relating to the Business. At the Closing the Vendor shall deliver to the Purchaser an opinion of: (i) the Bowater Legal Department as to corporate matters relating to the due authorization by the Vendor and Bowater of this Agreement; and (ii) Fraser & Beatty as to the enforceability of this Agreement against the Vendor and Bowater. At the Closing the Purchaser shall deliver to the Vendor an opinion of: (i) the Weyerhaeuser legal department as to corporate matters relating to the due authorization of this Agreement by the Purchaser and Weyerhaeuser; and (ii) McCarthy Tetrault as to the enforceability of this Agreement against the Purchaser and Weyerhaeuser. The Vendor shall use reasonable commercial efforts to provide at the Closing legal opinions addressed to the Purchaser from Ogilvy Renault with respect to the Real Property situate in Dryden, Ontario and from Erickson and Partners with respect to the Real Property situate in Ear Falls, Ontario in substantially the form of the legal opinions obtained by the Vendor from those law firms which opinions have been disclosed to the Purchaser.


15.2.3   Actual Possession

The Vendor shall deliver actual possession of the Purchased Assets to the Purchaser.

                                      66.


15.2.4   Payments

Upon the fulfilment of the foregoing provisions of this Article 15, and subject to all the other terms and conditions contained in this Agreement being complied with, the Purchaser shall pay and satisfy the Purchase Price in the manner specified in Section 4.1 and shall pay $6,500,000 to the Vendor in respect of the transfer of certain pension plans and related programs.


15.2.5   Tender

Any tender of documents or money may be made on the party or parties designated to receive such documents or money or their respective legal counsel.

                                   ARTICLE 16

                                  RISK OF LOSS


16.1     Risk of Loss

Until the Time of Closing, the Purchased Assets shall remain at the risk of the Vendor, in accordance with the terms of this Agreement. If prior to the Closing Date, any of the Purchased Assets or any portion thereof is damaged or destroyed by fire or any other casualty, the Vendor shall promptly give notice of the same to the Purchaser. The Purchaser shall have the right to terminate this Agreement if there is damage to or destruction of the Purchased Assets constituting a material adverse change thereto, by giving notice thereof to the Vendor within 15 days after receipt of the Vendor's notice under this Section 16.1. If the Purchaser terminates this Agreement pursuant to this Section 16.1, this Agreement shall become null and void, and the Vendor and Purchaser shall thereupon have no further liabilities under this Agreement or otherwise with respect to all the Purchased Assets. If the Purchaser does not terminate this Agreement pursuant to this Section 16.1, the Purchaser shall be entitled to the benefits of all insurance proceeds and claims relating to any such fire or casualty loss, and the Vendor shall at or prior to Closing assign to the Purchaser all such insurance proceeds and claims. The Vendor shall inform Purchaser of any negotiations with respect to insurance claims involving any Purchased Assets which are damaged will permit the Purchaser to

                                      67.


take part therein, and will not settle any such claims without the Purchaser's prior written consent, which will not be unreasonably withheld. The Purchaser shall be entitled to a diminution of the Purchase Price to the extent such insurance proceeds are less than the fair market value of the Purchased Assets damaged or destroyed.


16.2     Expropriation

If any authority having the right of eminent domain shall commence negotiations or shall commence legal action for the damaging, taking or acquiring of any of the Purchased Assets, either temporarily or permanently, by expropriation, condemnation or by exercise of the right of eminent domain ("expropriation"), the Vendor shall promptly give written notice of the same to the Purchaser. The Purchaser shall have the right to terminate this Agreement if the expropriation constitutes a material adverse change to the Purchased Assets by giving notice thereof to the Vendor within 15 days after receipt of the Vendor's notice under this Section 16.2. If the Purchaser terminates this Agreement pursuant to this Section, this Agreement shall become null and void, and the Vendor and Purchaser shall thereupon have no further liabilities under this Agreement or otherwise with respect to the expropriated Purchased Assets described in this Section 16.2 (or all the Purchased Assets if the entire Agreement is thereby terminated). If the Purchaser does not so terminate this Agreement pursuant to this Section 16.2, the Purchaser shall be entitled to the benefits of all awards, claims, settlement proceeds, and other proceeds payable by reason of any such expropriation acquiring, and the Vendor shall assign to the Purchaser all awards, claims, settlement proceeds, or other proceeds payable by reason of any such damaging, taking, or acquiring. In the event of any negotiations with respect to any Purchased Asset with any authority regarding settlement on account any expropriation, the Vendor will inform the Purchaser of all such negotiations, will permit the Purchaser to take part therein, and will not enter into any settlements thereof without the Purchaser's prior written consent, which will not be unreasonably withheld. The Purchaser shall be entitled to a diminution of the Purchase Price to the extent the proceeds are less than the fair market value of the Purchased Assets expropriated.

                                      68.


                                   ARTICLE 17

                              CONDUCT AFTER CLOSING


17.1     Taxes

Each of the Vendor and the Purchaser agrees that after Closing it shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business or the Purchased Assets as is reasonably necessary for the filing by the other party of any Tax Return, for the preparation for any audit or for the prosecution or defense of any Legal Proceeding or proposed adjustment relating to Taxes of the Vendor or the Purchaser relating to the Business or the Purchased Assets. The party furnishing such information shall be reimbursed by the party requesting such information for all out of pocket costs incurred by it in reproducing and delivering such information.

17.2     Maintenance and Access to Records

Each of the Vendor and the Purchaser agrees that it will retain all books and records and any other documents, information and files relating to the Business or the Purchased Assets, in the case of the Purchaser, delivered to it by the Vendor and in the case of the Vendor, retained by it, and relating to any period ending on or prior to the Closing Date for a period of six years following the Closing Date. So long as such books and records and such other documents, information and files are retained by the Purchaser or the Vendor, as the case may be, the other or its authorized representatives shall have reasonable access thereto in connection with any bona fide business purpose. Notwithstanding the foregoing, the Purchaser or the Vendor may at any time notify the others that they desire to dispose of identified books and records, in which event the party receiving such notice may, at its own cost and expense, take delivery of some or all of such books and records, failing which the party giving such notice may dispose of such books and records without further liability to the other parties. All costs relating to the copying of any documents, information or files retained under this Section 17.2 shall be borne by the party requesting such copies.

17.3     Intentionally Deleted

                                      69.



17.4     Non-Competition

For a period commencing on the Closing Date and continuing for a period of five years thereafter, neither the Vendor nor its Affiliates shall acquire or build a paper mill which manufactures or sells, or convert an existing machine to manufacture and sell, uncoated free sheet paper in competition with the Business in Canada and the United States, provided that:

         (i) the Vendor and its Affiliates shall not be prevented from making any acquisition (whether by way of assets, capital stock or otherwise) of an interest in, or any investment in, in either case, whether directly or indirectly, any business or entity that derives 30% or less of its gross revenues from the manufacturing or sale of uncoated free sheet paper within Canada and the United States as referred to above; or

         (ii) if any Person, entity or group (a "Hostile Acquiror") announces its intention or willingness to acquire control of the Vendor or any of its Affiliates (including without limitation, Bowater) (collectively, the "Target") by tender offer, merger, proxy solicitation, open market purchase or otherwise in a transaction that has not been approved or recommended by the Board of Directors of the Target prior to such announcement, then, prior to the time such Hostile Acquiror announces the termination or withdrawal of its efforts to acquire such control, the provisions of this
                  Section 17.4 to the contrary notwithstanding, the Vendor and its Affiliates (or any of them), including but not limited to Bowater, may enter into a merger, acquisition or other business combination transaction with any Person, other than the Hostile Acquiror or any Affiliate of the Hostile Acquiror, in which Bowater acquires or is acquired by such Person.


17.5     License to Use Avenor Name

The Vendor hereby grants a license, effective on Closing, to the Purchaser to use the name "Avenor" and any associated trade marks, trade names, service marks, brand names, styles or business names (the "Avenor Marks") which brand any Inventory purchased by the Purchaser under

                                      70.


this Agreement until such time as all such Inventory is sold, provided that the Purchaser shall use its reasonable commercial efforts to sell such Inventory as promptly as possible after the Closing Date. The Vendor hereby grants a license to the Purchaser to use the Avenor Marks for the purpose of branding the Avenor Marks on Inventory or packaging materials produced by it subsequent to the Closing Date for a period of 60 days following the Closing Date. The foregoing license rights may not be assigned by the Purchaser to any other party, subject to the general provision for the assignment of this Agreement as a whole provided for in Section 19.10. At the Vendor's request, prior to Closing the Purchaser shall execute a License Agreement containing customary terms and conditions, but without royalties, sufficient, in the reasonable opinion of the Vendor's counsel, to protect the Avenor Marks with respect to claims of any third party.


17.6     Reservation of Easement to Mercury Parcel

If the Vendor obtains consent to severance and the reservation of the easement hereinafter referred to either before or after the Closing Date under the subdivision control provisions of the Planning Act (Ontario) such that the Mercury Parcel is either retained by the Vendor and does not form part of the Real Property or is repurchased by the Vendor after the Closing Date, the Purchaser acknowledges and agrees that either the Vendor shall reserve for the Vendor and its successors and assigns for the benefit of the Mercury Parcel or the Purchaser shall grant, subject to compliance with the subdivision control provisions of the Planning Act (Ontario), a permanent easement with or without vehicles in, over, along and upon such part or parts of the Real Property that is or are necessary for ingress and egress to and from the Mercury Parcel to and from the public road system for all purposes to enable the Vendor to maintain, repair, operate, monitor or remediate the Mercury Parcel, the location of such easements to be mutually agreed upon, by both parties acting reasonably. All costs in relation to the creation and transfer of the easement shall be borne by the Vendor.

                                      71.


                                   ARTICLE 18

                                 INDEMNIFICATION


18.1     By Vendor

From and after the Closing Date, regardless of any investigation undertaken or made by the Purchaser or any of its officers, directors, agents or employees (each a "Purchaser Indemnified Party" and, collectively the "Purchaser Indemnified Parties") the Vendor shall indemnify and hold harmless the Purchaser, its officers, directors, agents and employees from and against any and all Claims (including without limitation, Claims arising out of facts or circumstances that have occurred on or prior to the Closing Date, even though such Claim may not be filed or become known until after the Closing Date) or Losses, which a Purchaser Indemnified Party may sustain, suffer or incur, resulting from, related to or arising out of:

         (a) any misstatement of or omission from or breach of any representation or warranty of the Vendor contained in this Agreement, any Schedule, Exhibit or Annex to this Agreement, or in any certificate, financial statement or other document or instrument furnished or to be furnished to the Purchaser;

         (b) any breach of any covenant, agreement or undertaking by the Vendor contained in this Agreement, any Schedule, Exhibit or Annex to this Agreement, any certificate or other document or instrument furnished or to be furnished to the Purchaser hereunder;

         (c)      the Excluded Liabilities; and

         (d) any liabilities which the Vendor has expressly retained or for which the Vendor has expressly agreed to indemnify the Purchaser under this Agreement;

The obligation of the Vendor to indemnify the Purchaser as set forth in Paragraph 18.1(a) shall be subject to the limitation periods referred to in
Section 6.2 with respect to survival of such

                                      72.


representation and warranty, and for any other obligation shall be limited to the period, if any, expressly provided for in the applicable provision.

Notwithstanding the foregoing, cost sharing for Eligible Environmental Costs shall be governed by the terms of Article 10, and the Purchaser shall not be entitled to claim indemnity from the Vendor for such costs pursuant to this
Article 18.


18.2     By Purchaser

From and after the Closing Date, the Purchaser shall indemnify and hold harmless the Vendor, its officers, directors, agents and Employees (each a "Vendor Indemnified Party" and, collectively, the "Vendor Indemnified Parties") from and against any and all Claims or Losses, that a Vendor Indemnified Party may sustain, suffer or incur, resulting from, related to, or arising out of:

         (a) any misstatement or omission from or breach of any representation or warranty of the Purchaser contained in this Agreement, any Schedule, Exhibit or Annex to this Agreement, or in any certificate or other document or instrument furnished or to be furnished to the Vendor;

         (b) any breach of any covenant, agreement or undertaking by the Purchaser contained in this Agreement, any Schedule, Exhibit or Annex to this Agreement, any certificate or other document or instrument furnished or to be furnished to the Vendor hereunder;

         (c)      the Purchaser's failure to discharge any of the Assumed
                  Liabilities;

         (d)      any Legal Proceeding arising out of any of the foregoing; and

         (e)      any additional Taxes otherwise payable by the Purchaser under
                  Section 4.4 hereof plus interest and penalties as a result of any assessment or re-assessment.


18.3     Limitation of Indemnity

Notwithstanding any other provision herein to the contrary, the Vendor shall not be required to indemnify, defend or hold harmless the Purchaser Indemnified Parties pursuant to Section 18.1(a)

                                      73.


until such time as the aggregate amount of Losses sustained, suffered or incurred, or which may be sustained, suffered or incurred, and for which indemnity may be sought under Section 18.1(a) hereof, exceeds in the aggregate the sum of $3,000,000 (the "Threshold Amount") in which event such recovery shall only be to the extent of any such Losses in excess of the Threshold Amount. In no event shall the Vendor be required to indemnify the Purchaser Indemnified Parties pursuant to Section 18.1(a) for any amount in excess of $40,000,000 in the aggregate less the amount of the Threshold Amount.


18.4     Notice and Defense; Costs of Defense

         Promptly after acquiring knowledge of any Loss or Claim, against which the Purchaser Indemnified Parties or Vendor Indemnified Parties are or may be entitled to indemnification hereunder, the Vendor, on the one hand, or the Purchaser, on the other hand, shall send a Claim Notice to an Indemnifying Party; provided, however, that failure to provide such Claim Notice shall not relieve the Indemnifying Party of the obligation to indemnify an Indemnified Party. The Indemnifying Party shall have the right to control the defense of any such Claim or Loss unless:

         (i) within 10 Business Days after receipt by it of the Claim Notice, the Indemnifying Party has not waived in writing and delivered to the Indemnified Party its right to contest the obligation to indemnify an Indemnified Party pursuant to this
                  Article 18 for all Claims or Losses relating to the matters set forth in the Claim Notice, in which case the Indemnified Party may take control of the defense of any such Claim or Loss but the Indemnifying Party shall continue to pay the costs of such defense incurred by the Indemnified Party (and all such costs shall be deemed to be Losses for purposes of this Article 18); provided, however, the Indemnifying Party shall be permitted to participate in such defense at its own expense;

         (ii) the Indemnifying Party, after receipt of the Claim Notice, fails to take timely action to defend the Claim or Loss relating to the matters set forth in the Claim Notice, in which event the Indemnified Party may take control of the defense of any such Claim or Loss, but the Indemnifying Party shall continue to pay the costs of such

                                      74.


                  defense incurred by the Indemnified Party (and all such costs shall be deemed to be Losses for purposes of this Article 18); provided, however, that the Indemnifying Party shall be permitted to participate in such defense at its own expense; or

         (iii) the Indemnifying Party is otherwise relieved of its obligation to indemnify hereunder with respect to such Claim or Loss by the Indemnified Party, in which case the Indemnified Party shall pay its own costs of such defense (and the costs of such defense incurred by the Indemnified Party shall not be deemed to be Losses for purposes of this Article 18); provided, however, the Indemnifying Party shall be permitted to participate in such defense at its own expense.

         (b) If the Indemnifying Party controls the defense of any such Claim or
Loss:

         (i) it shall receive from the Indemnified Party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the Indemnified Party who are familiar with the transactions out of which any such Loss or Claim may have arisen; provided, however, the costs and expenses incurred by the Indemnified Party in connection with such cooperation shall be deemed to be Losses for purposes of this Agreement; and

         (ii) the Indemnified Party shall also have the right to participate in all aspects of the defense of any such Loss or Claim (including attending meetings and obtaining and reviewing copies of all documents) and may choose and retain, at its own cost and expense, separate counsel in connection therewith; provided, however, if counsel retained by the Indemnified Party determines that there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Parties with respect to the defense of such Loss or Claim, then the reasonable fees and disbursements of the separate counsel retained and chosen by the Indemnified Party shall be borne by the Indemnifying Party.

         (c) The party who controls the defense of any Claim or Loss shall have the right, subject to the next succeeding sentence, at its option, to compromise, settle or defend, at its own expense and by

                                      75.


its own counsel, any such matter involving the asserted liability for the Claim or Loss. In the event that any such party controlling the defense of a Claim or Loss shall seek to compromise or settle the Claim or Loss, the Indemnified Party, whether or not it controls the defense thereof, shall have the right to approve any such compromise or settlement, which approval shall not be unreasonably withheld, unless such compromise or settlement involves solely the payment of damages which will be paid, subject to the Threshold Amount, solely by the Indemnifying Party, and includes a full and complete release of liability for the Indemnified Party, in which case no approval of the Indemnified Party shall be required.


18.5     Other

Any payments pursuant to this Article 18 shall be treated as an adjustment to the Purchase Price for all Tax purposes. The remedies provided for in this
Article 18 will be exclusive of and limit any other remedies that may be available to any Indemnified Party.



                                   ARTICLE 19

                                 MISCELLANEOUS

19.1     Brokerage, Commissions, etc.

The Vendor represents and warrants to the Purchaser that no broker, agent or other intermediary has acted for the Vendor in connection with the transaction herein contemplated except the appointment of Goldman, Sachs & Co. by the Vendor. The Vendor hereby agrees to indemnify and save harmless the Purchaser from and against any claim for commission or other remuneration payable or alleged to be payable to Goldman, Sachs & Co. and any other broker, agent or other intermediary who purports to act or to have acted for the Vendor in connection with the transaction herein contemplated. The Purchaser represents and warrants to the Vendor that no broker, agent or other intermediary has acted for the Purchaser in connection with the transaction herein contemplated except the appointment of Morgan Stanley & Co. Incorporated by the Purchaser. The Purchaser agrees to indemnify and save harmless the Vendor from and against any claim for any commission

                                      76.


or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or to have acted for the Purchaser in connection with the transaction herein.


19.2     Further Assurances

Each of the parties hereto upon the request of the other party or parties hereto, whether before or after the Time of Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transaction herein contemplated.


19.3     Dispute Resolution

         (a) Mediation

         (i) In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination, interpretation or validity thereof, except for disputes otherwise specifically required to be resolved under this Agreement and disputes in respect of which equitable relief is sought ("Dispute"), the parties shall make good faith efforts to settle the Dispute by mediation pursuant to the provisions of this Paragraph 19.3(a) before resorting to the procedure set forth in Paragraph 19.3(b) below.

         (ii) Unless the parties agree otherwise and except as modified by the terms of this Agreement, the mediation shall be conducted in accordance with the Rules of Conduct of Arbitrations of the Arbitration and Mediation Institute of Ontario Inc. by a mediator who (x) has the qualifications and experience set forth in paragraph (iii) of this Paragraph 19.3(a) and (y) is selected as provided in paragraph (iv) of this Section 19.3(a).

         (iii) Unless the parties agree otherwise, the mediator shall be a lawyer or retired judge who has mediated cases involving large commercial transactions for the federal, provincial or state courts or a reputable commercial alternative dispute resolution ("ADR") firm or not-for-profit ADR organization.

                                      77.


         (iv) Either party (the "Initiating Party") may initiate mediation of the Dispute by giving the other party (the "Recipient Party") written notice (a "Mediation Notice") setting forth a list of the names and resumes of qualifications and experience of 3 impartial persons who the Initiating Party believes would be qualified as a mediator pursuant to the provisions of paragraph (iii) hereof. Within 7 days after the delivery of the Mediation Notice, the Recipient Party shall give a counter-notice (the "Counter-Notice") to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the 3 persons listed by the Initiating Party in the Mediation Notice (in which event such designated person shall be the mediator). If none of the persons listed in the Mediation Notice is designated by the Recipient Party to serve as the mediator, the Counter-Notice shall set forth a list of the names and resumes of 3 impartial persons who the Recipient Party believes would be qualified as a mediator pursuant to the provisions of paragraph (iii) hereof. Within 7 days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the mediator from among the 3 persons listed by the Recipient Party in the Counter-Notice (in which event such designated person shall be the mediator). If the parties cannot agree on a mediator from the 3 impartial nominees submitted by each party, each party shall strike 2 names from the other party's list, and the 2 remaining persons on both lists will jointly select as the mediator any person who has the qualifications and experience set forth in paragraph (iii) hereof. If they are unable to agree, then the mediator will be selected by the Arbitration and Mediation Institute of Ontario Inc. upon application by either party.

         (v) If the Dispute cannot be settled within 30 days after the mediator has been selected as provided above, either party may give the other party and the mediator a written notice declaring the mediation process at an end, in which event the Dispute shall be conclusively settled by submission to arbitration as hereinafter provided.

         (vi) All conferences and discussions which occur in connection with mediation conducted pursuant to this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced, which is not otherwise independently discoverable, shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

                                      78.


         (vii) Each party shall bear its own costs and expenses with respect to mediation; provided that the costs of the mediator shall be shared equally between the parties.

         (b) Arbitration

         (i) Any Dispute not settled in accordance with the procedures set forth in Paragraph 19.3(a) of this Agreement shall, at the request of either party, be conclusively settled by submission to arbitration in accordance with the Rules of the Conduct of Arbitrations of the Arbitration and Mediation Institute of Ontario Inc. then in effect (the "Rules"), except as the Rules may be modified in this Section 19.3(b).

         (ii) The arbitration shall be held in Toronto, Ontario. There shall be 3 arbitrators, of whom each party shall select 1. The party-appointed arbitrators shall select jointly the third arbitrator. Each of the arbitrators shall be a former or retired judge with at least 10 years' experience in commercial matters.

         (iii) This Agreement shall be governed by, and construed in accordance with the laws of the Province of Ontario, without reference to the conflict of laws principle thereof. The procedures for the arbitration shall be governed by the Arbitration Act, 1991 (Ontario) except to the extent that such procedures are inconsistent with the Rules.

         (iv) The hearing shall be commenced within 90 days and the award shall be rendered no later than 120 days following the appointment of the last of the 3 arbitrators. All discovery shall be completed no later than 20 days prior to the commencement of the hearing.

         (v) Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents in its possession, custody or control relevant to the issues raised by any claim or counterclaim. Other discovery may be agreed by the parties or ordered by the arbitrators to the extent the arbitrators deem additional discovery relevant and appropriate, and any dispute regarding discovery, including disputes as to the need therefor or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive.

                                      79.


         (vi) The parties and the arbitrators shall treat the proceedings, any related discovery and the decisions of the arbitrators as confidential, except in connection with a judicial challenge to, or enforcement of, an award, and unless otherwise required by law.

         (vii) Any claim by either party shall be time barred unless the asserting party makes a demand for arbitration with respect to such claim within the applicable statute of limitations except to the extent otherwise provided in this Agreement. Any dispute as to the timeliness of such demand or other statute of limitations issues shall be decided by the arbitrators.

         (viii) The award of the arbitrators shall be final and binding and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the tribunal. The arbitrators' award shall state the reasons on which the award is based. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Each of the parties hereby consents to service of process by registered mail, by receipted Federal Express or other courier delivery, or by personal delivery at its address set forth above and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party.

         (ix) Each party shall bear its own costs and expenses and those of the arbitrator selected by it under subparagraph (ii) above with respect to arbitration. All other costs (except any award) shall be shared equally between the parties.


19.4     Announcements

Except to the extent required by law or by any Tribunal the parties hereto agree that no disclosure or public announcement with respect to this Agreement or the transactions herein contemplated shall be made by any party hereto without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld.

                                      80.



19.5     Notices

         (a) Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and shall be sufficiently given if delivered personally, by courier or transmitted by fax or other form of recorded communication tested prior to transmission to such party, as follows:

                     (i)       in the case of the Vendor, at:
                               Bowater Pulp and Paper Canada Inc.
                               c/o Bowater Incorporated
                               55 East Camperdown Way
                               Greenville, South Carolina
                               U.S.A. 29602

                               Attention: Mr. Anthony Barash,
                               Senior Vice-President, Corporate Affairs and
                               General Counsel
                               Fax No.: (864) 282-9468

                     with a copy to:

                               Fraser & Beatty
                               Suite 4100
                               1 First Canadian Place
                               Toronto, Ontario
                               M5X 1B2

                               Attention: Mr. Jamie Plant
                               Fax No.: (416) 863-4592

                     (ii) in the case of Bowater:

                               Bowater Incorporated
                               55 East Camperdown Way
                               Greenville, South Carolina
                               U.S.A. 29602

                               Attention: Mr. David G. Maffucci,
                               Senior Vice-President - Chief Financial Officer Fax No.: (864) 282-9594

                                      81.


                     (iii)     in the case of the Purchaser, at:

                               Weyerhaeuser Canada Ltd.
                               25th Floor
                               1075 West Georgia Street
                               Vancouver, B.C.
                               V6E 3C9
                               Attention:  Vice President, General Counsel
                               Fax No.:  (604) 691-2445

                     with a copy to:

                               McCarthy Tetrault
                               Suite 4700, Toronto Dominion Bank Tower
                               Toronto-Dominion Centre
                               Toronto, Ontario
                               M5K 1A2

                               Attention:  Philip C. Moore
                               Fax No.:  (416) 868-0673

                     (iv)      in the case of Weyerhaeuser, at:

                               Weyerhaeuser Company
                               Corporate Headquarters
                               33663 Weyerhaeuser Way South
                               Federal Way, Washington
                               U. S. A.  98003

                               Attention:  Vice President, General Counsel
                               Fax No.:  (253) 924-3253

         (b) Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day; if delivered by courier, shall be deemed to have been given and received on the next Business Day after it was delivered, and if transmitted by fax or other form of recorded communication, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or

                                      82.


other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

         Any party hereto may change its address for service from time to time by notice given to the other parties hereto in accordance with the foregoing provisions.

19.6     Time of the Essence

Time shall be of the essence of this Agreement.


19.7     Costs and Expenses

Except as otherwise expressly set forth in this Agreement, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transaction herein contemplated shall be paid by the party incurring such costs and expenses.


19.8     Applicable Law

This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the Province of Ontario and the laws of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the Courts of the Province of Ontario and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of such Province.


19.9     Entire Agreement

This Agreement, including the Disclosure Statement, Schedules hereto and thereto, constitutes the entire agreement between the parties hereto with respect to the transaction herein contemplated and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the parties hereto with respect thereto except as specifically provided or contemplated in this

                                      83.


Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the parties hereto other than those expressly set forth in this Agreement or in any such agreement, certificate, affidavit, statutory declaration or other document as aforesaid. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.


19.10    Assignment

This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties but may be assigned by the Purchaser without the consent of the Vendor to an Affiliate provided that such Affiliate enters into a written agreement with the Vendor to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser and provided that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.


19.11    Parties in Interest

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors including any successor by reason of the amalgamation or merger of any party, administrators and permitted assigns.


19.12    Third Parties

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors, including any successor by reason of the amalgamation or merger of any party, administrators or permitted assigns, any rights or remedies under or by reason of this Agreement.

                                      84.


19.13    Counterparts and Facsimile

This Agreement may be executed in two or more counterparts and by facsimile each of which will be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                                      85.



         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

                                   BOWATER PULP AND PAPER CANADA INC.


                                   By:  /s/ Arnold M. Nemirow
                                        ------------------------------------
                                        /s/ Wendy C. Shiba
                                        ------------------------------------c/s



                                   BOWATER INCORPORATED

                                   By:  /s/ Arnold M. Nemirow
                                        ------------------------------------
                                        /s/ David G. Maffucci
                                        ------------------------------------c/s



                                   WEYERHAEUSER CANADA LTD.

                                   By:  /s/ Maurice F. Denis
                                        ------------------------------------
                                        /s/ Alex A. Shorten
                                        ------------------------------------c/s



                                   WEYERHAEUSER COMPANY

                                   By:  /s/ Steven R. Rogel
                                        ------------------------------------

                                        ------------------------------------c/s